UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Chicago Bridge & Iron Company N.V.
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CHICAGO BRIDGE & IRON COMPANY N.V.
Prinses Beatrixlaan 35
2595 AK THE HAGUE, THE NETHERLANDS
NOTICE OF AND AGENDA FOR ANNUAL GENERAL MEETING
OF SHAREHOLDERS TO BE HELD MAY 3, 2017
To the Shareholders of:
CHICAGO BRIDGE & IRON COMPANY N.V.
You are hereby notified that the Annual General Meeting of Shareholders (the "Annual Meeting") of Chicago Bridge & Iron Company N.V. ("CB&I", "CBI", the "Company" or "we") will be held at the InterContinental Amstel Amsterdam, Professor Tulpplein 1, 1018 GX Amsterdam, The Netherlands, at 2:00 p.m., local time, on Wednesday, May 3, 2017, for the following purposes:
1. To elect one member of our Supervisory Board to serve until the Annual Meeting of Shareholders in 2019. Our Supervisory Board recommends the election of Forbes I.J. Alexander to fill this position;
2. To elect three members of our Supervisory Board to serve until the Annual Meeting of Shareholders in 2020. Our Supervisory Board recommends the election of James R. Bolch, Larry D. McVay, and Marsha C. Williams to fill these positions;
3. To approve, by non-binding vote, the compensation of the Company's named executive officers;
4. To authorize the preparation of our Dutch statutory annual accounts and the annual report of our Management Board in the English language, to discuss our annual report of the Management Board for the year ended December 31, 2016, and to adopt our Dutch statutory annual accounts for the year ended December 31, 2016;
5. To approve the final distribution to shareholders for the year ended December 31, 2016, in an amount of $0.28 per share, which has previously been paid to shareholders in the form of interim distributions;
6. To discharge the sole member of our Management Board from liability in respect of the exercise of its duties during the year ended December 31, 2016;
7. To discharge the members of our Supervisory Board from liability in respect of the exercise of their duties during the year ended December 31, 2016;
8. To appoint Ernst & Young LLP as our independent registered public accounting firm, who will audit our accounts for the year ending December 31, 2017;
9. To approve the extension of the authority of our Management Board, acting with the approval of our Supervisory Board, to repurchase up to 10% of our issued share capital until November 3, 2018, on the open market, through privately negotiated transactions or in one or more self-tender offers for a price per share not less than the nominal value of a share and not higher than 110% of the most recent available (as of the time of repurchase) price of a share on any securities exchange where our shares are traded;
10. To approve the extension of the authority of our Supervisory Board to issue shares and/or grant rights to acquire our shares (including options to subscribe for shares), never to exceed the number of authorized but unissued shares, and to limit or exclude the preemptive rights of shareholders with respect to the issuance of shares and/or the grant of rights to acquire shares, until May 3, 2022; and
11. To discuss our dividend policy.
Our Dutch statutory annual accounts and the annual report of the Management Board, our Annual Report on Form 10-K, the charters of each of our Audit, Nominating, Organization and Compensation, Corporate Governance and Strategic Initiatives Committees, our Corporate Governance Guidelines and our Code of Ethics can be accessed through our website, investors.cbi.com/corporate-governance, and, along with directions to attend the Annual Meeting, may be obtained free of charge by request to our principal executive offices at Prinses Beatrixlaan 35, 2595 AK The Hague, The Netherlands, and at our administrative offices at CB&I, 2103 Research Forest Drive, The Woodlands, TX 77380-2624, Attn: Investor Relations. Copies of the documents listed above are also available for inspection by shareholders free of charge at our offices in The Hague listed above.
REGISTERED SHAREHOLDERS ARE REQUESTED TO VOTE PROMPTLY, AND IF VOTING BY MAIL, TO COMPLETE, SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.
Walter G. Browning,
Secretary
March 24, 2017
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 3, 2017: The proxy statement and annual report to security holders are available on the Internet at www.proxyvote.com or www.cbi.com.

TABLE OF CONTENTS

Proxy Statement		1
Corporate Governance		2
Committees of Our Supervisory Board		5
ITEM 1	Election of One Member of our Supervisory Board to Serve until 2019	8
ITEM 2	Election of Three Members of our Supervisory Board to Serve until 2020	9
	Common Stock Ownership by Certain Persons and Management	12
	Executive Compensation Discussion and Analysis	15
	Executive Officer Compensation Tables	26
	Summary Compensation Table	26
	Grants of Plan-Based Awards	27
	Outstanding Equity Awards at Fiscal Year-End 2016	28
	Option Exercises and Stock Vested	29
	Nonqualified Deferred Compensation	30
	Potential Payments Upon Termination or Change of Control	30
	Director Compensation	34
	Risk Analysis	35
ITEM 3	Advisory (Non-Binding) Vote on Executive Compensation	35
ITEM 4	Adoption of Dutch Statutory Annual Accounts for 2016	36
ITEM 5	Distribution to Shareholders	36
ITEM 6	Discharge of the Sole Member of Our Management Board from Liability	37
ITEM 7	Discharge of the Members of Our Supervisory Board from Liability	37
ITEM 8	Appointment of Our Independent Registered Public Accounting Firm	37
ITEM 9	Extension of Authority of Our Management Board to Repurchase up to 10% of Our Issued Share Capital Until November 3, 2018	37
ITEM 10	Extension of Authority of Our Supervisory Board to Issue Shares, Grant Rights to Acquire Shares, and to Limit or Exclude Preemptive Rights Until May 3, 2022	38
ITEM 11	Discussion of Dividend Policy	39
Shareholder Proposals		40

CB&I
PROXY STATEMENT
This proxy statement, which is first being mailed or made available to holders of registered shares on or about March 24, 2017, is furnished in connection with the solicitation of proxies on behalf of CB&I, which asks you to vote promptly, and if voting by mail, to complete, sign, date and mail the enclosed proxy for use at the Annual General Meeting of Shareholders to be held at the InterContinental Amstel Amsterdam, Professor Tulpplein 1, 1018 GX Amsterdam, The Netherlands, at 2:00 p.m., local time, on Wednesday, May 3, 2017 (the "Annual Meeting"), for the purposes set forth in the foregoing notice and agenda.
We are using U.S. Securities and Exchange Commission ("SEC") rules allowing companies to furnish proxy materials over the Internet. Instead of a paper copy of this proxy statement and our 2016 Annual Report, most of our shareholders are receiving a notice regarding the availability of our proxy materials. The notice includes instructions on how to access the proxy materials over the Internet. The notice also contains instructions on how each shareholder can receive a paper copy of our proxy materials, including this proxy statement, our 2016 Annual Report and a form of proxy card.
Each share entitles the holder thereof to one vote on each matter submitted to a vote at the Annual Meeting. All shares represented by proxies duly executed and received by us within the time indicated on the accompanying proxy (the "Voter Deadline") will be voted at the Annual Meeting in accordance with the terms of the proxies. If no choice is indicated on the proxy, the proxyholders will vote for the election of Messrs. Alexander, Bolch, and McVay, and Ms. Williams, to our Supervisory Board and for all other proposals described in this proxy statement. If any other business is properly brought before the Annual Meeting under our Articles of Association or the Dutch Civil Code, the proxies will be voted in accordance with the best judgment of the proxyholders. In general, only those items appearing on the agenda can be voted on at the Annual Meeting.
A shareholder may revoke a proxy by submitting a document revoking it prior to the Voter Deadline, by submitting a duly executed proxy bearing a later date prior to the Voter Deadline or by attending the Annual Meeting and voting in person (with regard to which the requirements below apply).
Only holders of record of the 100,669,576 registered shares of our share capital, par value EUR 0.01 (the "common shares" or "shares"), outstanding at the close of business on March 9, 2017, are entitled to notice of and to vote at the Annual Meeting. Shareholders must give notice in writing to the Management Board of their intention to attend the Annual Meeting prior to April 27, 2017. Admittance of shareholders and acceptance of written voting proxies shall be governed by relevant provisions of the Dutch Civil Code.
Although there is no quorum requirement that is applicable to the Annual Meeting, abstentions, directions to withhold authority to vote for a nominee to be a member of the Supervisory Board and "broker non-votes" will be considered present at the meeting but will not be counted to determine the total number of votes cast. Broker non-votes occur when nominees, such as brokers and banks holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions. If you do not give instructions to your bank, brokerage firm or other agent, the bank, brokerage firm or other agent will nevertheless be entitled to vote your common shares in its discretion on "routine matters" and may give or authorize the giving of a proxy to vote the common shares in its discretion on such matters. The appointment of independent public accountants is generally a routine matter whereas the election of directors is not considered a routine matter. For these reasons, please promptly vote in accordance with the instructions provided by your bank, brokerage firm or other agent.
We will bear the cost of soliciting proxies on the accompanying proxy card. Some of our directors, officers and regular employees may solicit proxies in person or by mail, telephone or fax, but will not receive any additional compensation for their services. We may reimburse brokers and others for their reasonable expenses in forwarding proxy solicitation materials to the beneficial owners of our shares. We have also retained The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support for a service fee and the reimbursement of customary disbursements. Such fees and disbursements are not expected to exceed $30,000 in the aggregate.
Shareholders and interested persons may communicate with the Supervisory Board or one or more directors by sending a letter addressed to the Supervisory Board or to any one or more directors in care of Secretary, CB&I, Prinses Beatrixlaan 35, 2595 AK The Hague, The Netherlands, in an envelope clearly marked "Shareholder Communication." The Secretary's office will forward such correspondence unopened to the Chairman of our Corporate Governance Committee, or to another independent director, unless the envelope specifies that it should be delivered to another director.

CORPORATE GOVERNANCE
Certain Transactions
Director Independence
The Supervisory Board believes that there should be a significant majority of independent directors on the Supervisory Board and generally no more than one director who is also an employee. An independent director means a member of the Supervisory Board who, in conformity with New York Stock Exchange ("NYSE") listing standards and the criteria set forth in Exhibit A ("Exhibit A") to our Corporate Governance Guidelines (which comply with and in some cases are stricter than NYSE listing standards) available through our website, investors.cbi.com/corporate-governance, is independent of management and free from any relationship with the Company or otherwise that, in the opinion of the Supervisory Board, would interfere with his or her exercise of independent judgment as a director. No director qualifies as independent unless the Supervisory Board affirmatively determines that the director has no material relationship with the Company (either directly or indirectly, such as an officer, director, partner or significant shareholder of an organization that has a material relationship with the Company), and discloses that determination and the basis for the determination in our annual proxy statement. While individual cases may warrant exceptions to our general guidelines (see Exhibit A), a director generally will be considered independent if he or she:

•	has not been employed by us within the past 5 years;

•	has not been affiliated with or employed by our present or former auditor within 5 years since the end of either the affiliation or the auditing relationship;

•
has not been part of an "interlocking directorate" in which one of our executive officers serves on the compensation committee of another company that concurrently employs or employed the director within the last 5 years;

•	has not had an immediate family member (other than a family member employed in a non-officer position) in one of the categories listed above within the past 5 years;

•	is not a paid advisor or consultant to us and receives no financial benefit from any entity as a result of advice or consulting services provided to us by such entity;

•
is not an officer, director, partner or significant shareholder of any of our significant customers or suppliers, or any other entity having a material commercial, industrial, banking, legal or accounting relationship with us; and

•	is not an officer or director of a tax-exempt entity receiving more than 5% of its annual contributions from us.
Based on these guidelines, the Supervisory Board has determined that Messrs. Flury, Bolch, Kissel, McVay, Miller, and Underwood and Mses. Fretz and Williams are independent, under the standards described above. Mr. Asherman, our Chief Executive Officer, is not independent. The Supervisory Board has also determined that all members of the Supervisory Board, except Mr. Asherman, are "independent" as that term is defined by the Code adopted by the Dutch Corporate Governance Committee on December 9, 2003, and subsequently amended and restated in October 2008 (the "Dutch Corporate Governance Code").
In making the determination as to independence, the Supervisory Board broadly considers all relevant facts and circumstances in evaluating any relationships that exist between a director and the Company. In anticipation of the nomination of Mr. Alexander to serve on the Board, the Board invited him to board meetings beginning in September 2016 to gain familiarity with the Company and the operations and procedures of the Board. The Board paid Mr. Alexander cash fees consistent with those paid to directors for his service to the Board.
Related Party Transactions
The Nominating Committee of the Supervisory Board is responsible for reviewing all transactions that might represent a conflict or potential conflict of interest on the part of shareholders who hold more than 10% of our shares, directors, and officers. The Nominating Committee will analyze such potential conflicts of interest in order to ensure compliance with the Company's Code of Ethics and the Company's Code of Conduct, and make recommendations to the Supervisory Board concerning the granting of waivers, if appropriate, under the Company's Code of Ethics. Each director and officer must make prompt and full disclosure of all potential conflicts of interest to the President and Chief Executive Officer, the Chief Financial Officer, the Chief Legal Officer of the Company, the Non-Executive Chairman (defined below) or the Chairman of the Audit Committee. A conflict of interest includes any shareholder who holds more than 10% of our shares, a director, or officer having a financial interest in any contract with us or in any organization doing business with us, or any such person receiving improper personal benefits or loans as a result of his or her position in the Company. On an annual basis, each member of the Supervisory Board and each executive officer is obligated to complete a Director and Officer Questionnaire, which requires disclosure of any transactions with the Company in which the member of the Supervisory Board or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. These obligations are set forth in writing in our Code of Ethics and the Nominating Committee Charter available through our website, investors.cbi.com/corporate-governance.

The Company employs Mr. L. Richard Flury's son, Geoffrey Flury, as a manager of our Walker, Louisiana operations. Mr. L. Richard Flury is the non-Executive Chairman of the Supervisory Board as well as a member of our Corporate Governance, Nominating and Strategic Initiatives Committees. This relationship does not affect Mr. L. Richard Flury's independence because Geoffrey Flury is not an executive officer and received his compensation solely for service as an employee of the Company.
Nominations for Directors/Director Qualifications
The Nominating Committee of the Supervisory Board is responsible for screening potential members of the Supervisory Board and recommending qualified candidates to the Supervisory Board for nomination. Although the Nominating Committee has not established any specific minimum qualifications to be met by a nominee to be a member of the Supervisory Board, it assesses a diverse number of specific factors such as independence, judgment, business experience, financial knowledge and expertise, technical skills and knowledge, knowledge of our core business, international background and experience and other particular skills to enable a Supervisory Board member to make a significant contribution to the Supervisory Board, the Company, and our shareholders. Set forth in Appendix I to the Nominating Committee Charter ("Appendix I"), available through our website, investors.cbi.com/corporate-governance, are diverse and relevant criteria and characteristics and specific experience, qualifications, attributes and skills to be considered by the Nominating Committee in identifying nominees to be a member of the Supervisory Board, including:

•	holding a position as a chief executive officer or chief operating officer or running a significant division of a public company;

•	knowledge of our core business, including contracting, energy, building materials (steel) and chemicals;

•	knowledge of international business;

•	technological expertise;

•	financial adeptness, liability/equity management and human relations skills;

•	participation on other boards;

•	education;

•	ability to serve for at least five years;

•	compatibility with existing Supervisory Board, management and the Company corporate culture; and

•	independence, as defined in the standards set forth in our Corporate Governance Guidelines.
The Nominating Committee and the Supervisory Board prefer nominees who will contribute to a board that is diverse in terms of business training, experience across a range of industries, leadership, background and education. The Nominating Committee and the Supervisory Board consider how a specific nominee contributes to the diversity of the Supervisory Board by identifying a nominee's experience and background and determining how such experience and background will complement the overall makeup of the Supervisory Board. The Nominating Committee identifies nominees through the use of third-party entities whose practice includes outside director searches and by conducting its own searches primarily based on personal knowledge and recommendations of other members of the Supervisory Board and our management. Nominees are evaluated by the Nominating Committee as a whole with reference to Appendix I. The Nominating Committee does not solicit director nominees but will consider and evaluate shareholder recommendations that meet the criteria set forth in Appendix I in the same manner as it evaluates other potential nominees. Recommendations should be submitted in writing and addressed to the Chairman of the Nominating Committee, c/o Secretary, CB&I, Prinses Beatrixlaan 35, 2595 AK The Hague, The Netherlands.
Board Leadership Structure and Role in Risk Oversight
The Company's Corporate Governance Guidelines require that the Chairman of the Supervisory Board be a non-executive. The Supervisory Board separates the roles of Chief Executive Officer and Chairman of the Supervisory Board in recognition of the differences between the two roles and the commitment required by each role. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the non-executive Chairman of the Supervisory Board (the "Non-Executive Chairman"), as an independent leader, to lead the Supervisory Board in its fundamental role of providing advice to and independent oversight of management. The Supervisory Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, and the commitment required of the Non-Executive Chairman to properly fulfill his role. The Supervisory Board believes this structure is appropriate for the Company not only because of the size and composition of the Supervisory Board, the scope and complexity of the Company's operations and the responsibilities of the Supervisory Board and management, but also as a demonstration of our commitment to good corporate governance.
While the Supervisory Board is ultimately responsible for risk oversight, four Supervisory Board committees assist the Supervisory Board in fulfilling its oversight responsibilities in certain areas of risk. The Supervisory Board exercises its risk oversight authority through various processes and procedures adopted by the Supervisory Board's Audit Committee, Strategic Initiatives Committee, Corporate Governance Committee and Organization and Compensation Committee.

The Audit Committee assists the Supervisory Board in its involvement in the Company's risk management process by providing oversight for the:

•	integrity of the Company's financial statements;

•	Company's compliance with legal and regulatory requirements;

•	Company's independent registered public accounting firm's qualifications and independence;

•	performance of the Company's independent registered public accounting firm and our internal audit function; and

•	Company's system of disclosure and internal controls regarding finance, accounting, legal compliance and ethics.
The Strategic Initiatives Committee, chaired by the Non-Executive Chairman, participates in and, in certain instances, oversees significant core activities of the Company. The Strategic Initiatives Committee deals directly with risk-related issues facing the Company as the Committee carries out its duties to:

•
review and approve on behalf of the Supervisory Board contracts, purchase orders, subcontracts and change orders in the ordinary course of business whose price exceeds the approval authority of the Chief Executive Officer;

•
review and make recommendations to the Supervisory Board with respect to matters brought to its attention by the Chief Executive Officer in the ordinary course of business that exceed his approval authority under the authority matrix adopted by the Supervisory Board; and

•	review and discuss matters brought to its attention by the Chief Executive Officer that the Strategic Initiatives Committee finds appropriate.

The Corporate Governance Committee participates in identifying and managing risks facing the Company through its responsibility to the Supervisory Board to:

•
provide perspective on economic, business and technology trends and events that could cause the Company to change the allocation of resources among its existing businesses or to enter new business, and to review the business planning process of the Company;

•	review various policies and practices of management in the areas of corporate governance;

•	establish and review corporate goals and objectives;

•	consider the overall relationship of Supervisory Board members and the Company's management; and

•	develop, review and recommend to the Supervisory Board a set of corporate governance guidelines applicable to the Company.
The Organization and Compensation Committee undertakes risk oversight of the Company's compensation programs through its responsibility to the Supervisory Board to:

•	establish and review the Company's overall compensation philosophy, strategy and guidelines so that the design of the Company's compensation programs does not encourage excessive risk taking;

•	establish and review annual incentive and long-term incentive compensation plans so that they do not create risks reasonably likely to have a material adverse effect on the Company; and

•	establish and review corporate goals and objectives supported by the Company's compensation programs so that rewards are aligned with the interests of shareholders.
Based on information and reports received by the Supervisory Board from these committees and from regular or special Supervisory Board meetings, appropriate guidance and involvement can be directed to areas that may expose the Company to risks in operation, legal compliance, financial reporting and other aspects of the business of the Company. The Non-Executive Chairman works with the Chief Executive Officer during the strategic planning process to ensure management strategies, plans and performance metrics are communicated to the Supervisory Board and concerns of the Supervisory Board are addressed in the development of these plans. He also attends and participates in quarterly management reviews of the performance of the Company. Finally, the Non-Executive Chairman attends and participates in quarterly management meetings in which, as part of the review of the Company's overall performance, various risk issues are identified and addressed.
Code of Ethics
We have a Code of Ethics that applies to all of our employees, directors and officers, including our Chief Executive Officer and our Chief Financial Officer (who is our principal accounting officer). Our Code of Ethics is available on our website at investors.cbi.com/corporate-governance.
If we amend, modify or waive a provision in our Code of Ethics, we may satisfy the disclosure requirement by posting such information on our website. Our website is not a part of this Proxy Statement.

COMMITTEES OF OUR SUPERVISORY BOARD
The Supervisory Board has five standing committees to assist the Supervisory Board in the execution of its responsibilities. These committees are the Audit Committee, the Organization and Compensation Committee, the Nominating Committee, the Corporate Governance Committee, and the Strategic Initiatives Committee. Each committee is composed of a minimum of three members of the Supervisory Board (except the Corporate Governance Committee, which consists of all non-management members of the Supervisory Board) who satisfy the independence requirements required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the rules adopted thereunder, the listing standards of the NYSE in effect from time to time and the Dutch Corporate Governance Code. Each committee functions under a charter adopted by the Supervisory Board. Each charter can be accessed through our website, investors.cbi.com/corporate-governance, and is available in print to any shareholder who requests it.
Audit Committee
The current members of the Audit Committee are Mr. Underwood (Chairman) and Messrs. McVay and Miller, and Mses. Fretz and Williams. The Supervisory Board has determined that Mses. Fretz and Williams and Messrs. McVay, Miller, and Underwood are each independent as defined in the Exchange Act and under the NYSE Listed Company Manual and Mr. Underwood and Mses. Fretz and Williams meet the definition of "audit committee financial expert," as such term is defined under the rules of the SEC, and the definition of "financial expert," as defined in the Dutch Corporate Governance Code. The Supervisory Board has also determined that Mses. Fretz and Williams and Messrs. McVay, Underwood and Miller possess the necessary level of financial literacy required to enable them to serve effectively as Audit Committee members. We maintain an Internal Audit Department to provide the Audit Committee and management with ongoing assessments of our system of internal controls. Representatives of our independent registered public accounting firm participate in Audit Committee meetings, including periodic executive sessions independent of management, to discuss auditing and financial reporting matters.
The Audit Committee met seven times during 2016. Its primary duties and responsibilities include assisting the Supervisory Board in overseeing:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	our independent registered public accounting firm's qualifications and independence;

•	the performance of our independent registered public accounting firm and our internal audit function; and

•	our system of disclosure and internal controls regarding finance, accounting, legal compliance and ethics.
The Audit Committee has adopted policies and procedures for pre-approving all audit and permissible non-audit services performed by our independent registered public accounting firm. Under these policies, the Audit Committee pre-approves the use of audit and audit-related services in connection with the approval of the independent registered public accounting firm's audit plan. All services detailed in the audit plan are considered pre-approved. The Audit Committee monitors the audit services engagement as necessary, but no less often than quarterly. It approves any changes in terms, conditions and fees resulting in changes in audit scope, Company structure or other items. Other audit services and non-audit services are pre-approved at the Audit Committee's quarterly meetings. For interim pre-approval of audit and non-audit services, requests and applications are submitted to the Chief Financial Officer, who has been so designated by the Audit Committee for this purpose. The Chief Financial Officer may approve services that are consistent with the permissible services specifically pre-approved by the Audit Committee. Where the services are not specified by the pre-approval policy and the Chief Financial Officer approves the request or application, it is submitted to the Audit Committee Chairman, or appropriate designated member of the Audit Committee, for pre-approval. All such audit and non-audit services and fees are monitored by the Audit Committee at its quarterly meeting.
Audit Fees
For the years ended December 31, 2016 and 2015, we incurred the following fees for services rendered by our independent registered public accounting firm, Ernst & Young LLP:

Fees	2016	2015
Audit Fees (1)	$6,061,000	$6,169,000
Audit-Related Fees	—	—
Tax Fees (2)	1,782,000	465,000
All Other Fees (3)	6,000	8,000
Total	$7,849,000	$6,642,000

(1)
Audit Fees consist of fees and out-of-pocket expenses for the audit of our annual financial statements; audit of our controls over financial reporting; reviews of our quarterly financial statements; statutory and regulatory audits and consents; financial accounting and reporting consultations; and other services related to SEC matters.

(2)	Tax Fees consist of fees for tax consulting services, including transfer pricing documentation, tax advisory services and compliance matters.

(3)	All Other Fees consist of permitted non-audit services.

All of the fees set forth in the table above were approved by the Audit Committee pursuant to its pre-approval policies and procedures described above.
The Audit Committee considered and concluded that the provision of other services was compatible with maintaining Ernst & Young LLP's independence.
The Audit Committee has established a toll-free number, (866) 235-5687, through which interested parties may report concerns or issues regarding our accounting or auditing practices to the Audit Committee.
Report of the Audit Committee of the Supervisory Board
The following is the report of the Audit Committee of the Supervisory Board with respect to our audited financial statements for the year ended December 31, 2016.
The Supervisory Board has adopted a written charter for the Audit Committee.
We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2016.
We have discussed with the Company's independent registered public accounting firm the matters required to be discussed under Auditing Standard No. 16, Communications with Audit Committees, as adopted by the U.S. Public Company Accounting Oversight Board ("PCAOB").
We have received and reviewed the written communication from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the Company's independent registered public accounting firm's communications with the Audit Committee concerning independence, and have discussed with them their independence. The Audit Committee has also reviewed the non-audit services provided by the Company's independent registered public accounting firm as described above and considered whether the provision of those services was compatible with maintaining the Company's independent registered public accounting firm's independence.
Based on the reviews and discussions referred to above, we recommended to the Supervisory Board that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.
Michael L. Underwood (Chairman)
Deborah M. Fretz
Larry D. McVay
James H. Miller
Marsha C. Williams
Organization and Compensation Committee
The current members of the Organization and Compensation Committee are Mr. Kissel (Chairman), Messrs. Bolch and Underwood, and Ms. Fretz. The Supervisory Board has determined that Messrs. Kissel, Bolch and Underwood and Ms. Fretz are each independent as defined in the Exchange Act and under the NYSE Listed Company Manual. The Organization and Compensation Committee met five times in 2016. Its primary duties and responsibilities include the following:

•	establishment of compensation philosophy, strategy and guidelines for our executive officers and senior management, including review of compensation programs for excessive risk;

•	administration of our long-term and short-term incentive plans;

•
evaluation and approval of corporate goals and objectives relevant to the Chief Executive Officer's and named executive officers' compensation, evaluation of the Chief Executive Officer's and the named executive officers' performance in light of those goals and objectives and setting the Chief Executive Officer's and the named executive officers' compensation level based on this evaluation;

•	preparation of the Organization and Compensation Committee report on executive compensation to be included in the proxy statement; and

•	review of succession management programs and practices for our senior management (including our Chief Executive Officer and his executive officer direct reports).
Organization and Compensation Committee Interlocks and Insider Participation
During fiscal year 2016, no member of the Organization and Compensation Committee was an officer or employee of the Company or of any of our subsidiaries, nor was formerly an officer of the Company or any of our subsidiaries. No member of the Organization and Compensation Committee had any relationships required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act.
During fiscal year 2016, none of our executive officers served as: (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on our Organization and Compensation Committee; (ii) a director of another entity, one of whose executive officers served on our Organization and Compensation Committee; or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of our Company.
Compensation Consultants
In considering the executive compensation recommendations of management and determining the 2016 compensation of the Chief Executive Officer and those officers reporting directly to him, the Organization and Compensation Committee received advice and recommendations from Pearl Meyer. At the Committee's request, Pearl Meyer evaluated the Company's compensation practices and assisted in developing and implementing its executive compensation program consistent with its stated compensation philosophy. Pearl Meyer regularly reviewed the Company's total compensation pay levels and design practices and offered comments on comparator companies, on benchmarks and on how the Company's compensation programs are succeeding in meeting the Company's business objectives. Pearl Meyer made recommendations to the Committee at its request, independently of management, on executive compensation generally and on the individual compensation of executive officers. Pearl Meyer representatives participated in selected Committee meetings, including executive sessions independent of management, to discuss executive compensation matters.
The Organization and Compensation Committee has analyzed whether the work of Pearl Meyer as a compensation consultant has raised any conflicts of interest, taking into consideration, among other things, the following factors: (i) the provision of other services to the Company by Pearl Meyer; (ii) the amount of fees from the Company paid to Pearl Meyer as a percentage of Pearl Meyer's total revenue; (iii) the policies and procedures of Pearl Meyer that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the individual compensation advisors who serve the Organization and Compensation Committee with any member of the Organization and Compensation Committee; (v) any stock of the Company owned by such individual compensation advisors; and (vi) any business or personal relationship of Pearl Meyer or of the individual compensation advisors employed by Pearl Meyer who serve the Organization and Compensation Committee with an executive officer of the Company. The Committee has determined, in light of the factors listed above, that the work of Pearl Meyer and the individual compensation advisors employed by Pearl Meyer as compensation consultants to the Company have not created any conflicts of interest.
Nominating Committee
The current members of the Nominating Committee are Ms. Williams (Chairman) and Messrs. Bolch, Flury and Kissel. The Supervisory Board has determined that Ms. Williams and Messrs. Bolch, Flury and Kissel are each independent as defined in the Exchange Act and under the NYSE Listed Company Manual.
The Nominating Committee met two times during 2016. Its primary duties and responsibilities include the following:

•	identification, review, recommendation and assessment of nominees for election as members of the Supervisory Board and the Management Board;

•	recommendation to the Supervisory Board regarding size, composition, proportion of inside directors and creation of new positions of the Supervisory Board;

•	recommendation of the structure and composition of, and nominees for, the standing committees of the Supervisory Board;

•	recommendation of fees to be paid to non-employee members of the Supervisory Board; and

•
review of conflicts or potential conflicts of interest to ensure compliance with our Code of Ethics and our Code of Conduct and making recommendations to the Supervisory Board concerning the granting of waivers.

Compensation of the Members of the Supervisory Board
Under our Articles of Association, any decisions on compensation of members of our Supervisory Board are made by our general meeting of shareholders. If any changes need to be made to the compensation of members of our Supervisory Board, the Nominating Committee makes recommendations to the Supervisory Board on the compensation. The Supervisory Board then approves or modifies those recommendations and proposes them to the shareholders at a general meeting. In making a recommendation, the Nominating Committee receives advice and recommendations from Pearl Meyer, which serves as its compensation consultant for directors. Its representatives evaluate our compensation practices and assist in developing our director compensation program. They review compensation for the members of the Supervisory Board annually; however, changes to director compensation might not be made every year. Pearl Meyer representatives are present at selected Nominating Committee meetings to discuss compensation of the members of the Supervisory Board.
Corporate Governance Committee
The current members of the Corporate Governance Committee are Messrs. McVay (Chairman), Bolch, Flury, Kissel, Miller and Underwood and Mses. Fretz and Williams. The Corporate Governance Committee met four times during 2016. Its primary duties and responsibilities include the following:

•	evaluation of the performance of the Supervisory Board and management;

•	review of policies and practices of management in the areas of corporate governance and corporate responsibility;

•	recommendation to the Supervisory Board of policies and practices regarding the operation and performance of the Supervisory Board; and

•	development, review and recommendation to the Supervisory Board of a set of corporate governance guidelines.
The Corporate Governance Committee provides an opportunity for the non-management members of the Supervisory Board to meet in regularly scheduled executive sessions for open discussion without management. The Chairman of the Corporate Governance Committee, Mr. McVay, presides at these meetings. We have established a toll-free number, (866) 235-5687, through which interested parties, including shareholders, may contact non-management directors. Calls to this number for non-management directors will be relayed directly to the Chairman of the Audit Committee who will forward it to the appropriate member.
Strategic Initiatives Committee
The current members of the Strategic Initiatives Committee are Messrs. Flury (Chairman), McVay and Miller. The Strategic Initiatives Committee met one time during 2016. Its primary duties and responsibilities include the following:

•	provide a detailed review of actions regarding the approval authority granted by the Supervisory Board to the Chief Executive Officer; and

•	review and recommend to the Supervisory Board other matters exceeding the authority granted by the Supervisory Board to the Chief Executive Officer.
Information Regarding Meetings
The Supervisory Board held four meetings in 2016. Each of the members of the Supervisory Board attended at least 75% of the meetings of the Supervisory Board and of each committee of which he or she was a member. We expect that each member of the Supervisory Board will attend the Annual Meeting. Last year, each of the members of the Supervisory Board attended the Annual Meeting.

ITEM 1	ELECTION OF ONE MEMBER OF OUR SUPERVISORY BOARD TO SERVE UNTIL 2019
The business and general affairs of the Company and the conduct of the business of the Company by the Management Board are supervised by the Supervisory Board, the members of which are appointed by the general meeting of shareholders. Under the law of The Netherlands, a member of the Supervisory Board cannot be a member of the Management Board of the Company. Our Articles of Association provide for at least six and no more than twelve members to serve on the Supervisory Board.
Members of the Supervisory Board are generally elected to serve three-year terms, with approximately one-third of such members' terms expiring each year and two-thirds of such members' terms expiring each two years. The terms of the members of the Supervisory Board expire at the general meeting of shareholders held in the third year following their election, but members of the Supervisory Board whose terms of office expire may be re-elected. The Supervisory Board has determined that the number of members of the Supervisory Board will be nine. The term of office of three members of the Supervisory Board will expire at the date of the Annual Meeting. The term of office of a member of the Supervisory Board expires automatically on the date of the annual general meeting of shareholders in the year following the year during which the director attains the age of 72. Having attained the age of 72 this past year, Mr. Underwood may no longer serve on the Supervisory Board.
As permitted under the Dutch Civil Code and our Articles of Association, the Supervisory Board is authorized to make binding nominations of two candidates for each open position on the Supervisory Board, with the candidate receiving the greater number of votes being elected. The binding nature of the Supervisory Board's nomination may be overridden by a vote of two-thirds of the votes cast at the meeting if such two-thirds vote constitutes more than one-half of the issued share capital of the Company. In that case, shareholders would be free to cast their votes for persons other than those nominated below.
The new member of the Supervisory Board to be elected at the annual meeting will serve in Mr. Underwood's position until the general meeting of shareholders in 2019. The Supervisory Board has proposed the election of Forbes I.J. Alexander and Westley S. Stockton for this open director position. Mr. Alexander has been an advisor to the Supervisory Board since September 2016, and in such capacity has been paid $55,000, an amount equal to the cash retainer he would have earned if he had been a member of the Supervisory Board. The nomination of Mr. Alexander was recommended to the Supervisory Board by an independent third-party search firm engaged by the Supervisory Board.
Based on the guidelines set forth above, the Supervisory Board has determined that Mr. Alexander does not have a material relationship with us and, if elected, would be considered an independent member of the Supervisory Board, applying the criteria outlined on page 2 under the heading "Certain Transactions - Director Independence". Mr. Stockton was recommended by the Chief Executive Officer, is presently our employee and, if elected, would not be considered an independent member of the Supervisory Board.
The Supervisory Board is recommending the election of Mr. Alexander to the Supervisory Board on the basis of his extensive professional and financial knowledge and experience, having worked as a financial officer with various types of companies, including a supply chain management and electronics manufacturer, a supplier of electronic components, a multinational information technology company, and a manufacturer of network stations.
The Following Nominations are Made for a Two-Year Term Expiring in 2019:
First Nominee
Forbes I.J. Alexander, 56, has served as an advisor to the Board since September 2016. Mr. Alexander currently serves as Chief Financial Officer of Jabil Circuit Inc. He served as Treasurer from November 1996 to 2004 and Controller of Jabil's operations in Scotland from 1993. Prior to joining Jabil Circuit Inc., Mr. Alexander was Financial Controller of Tandy Electronics European Manufacturing Operations in Scotland and held various financial management positions in the UK and Europe with Hewlett Packard, Apollo Computer and Turner and Newall. Specifically, he is qualified to be a member of the Supervisory Board because of his extensive professional and financial knowledge and experience, ability to serve for five years, his independence and compatibility, with existing Supervisory Board members, management and the Company's corporate culture.
Second Nominee
Westley S. Stockton, 46, has served as our Vice President, Corporate Controller and Chief Accounting Officer since 2008. He previously served as Vice President, Financial Operations from 2006 to 2008. Mr. Stockton, a Certified Public Accountant, has worked for CB&I in various financial positions since 2002. Prior to joining CB&I, he worked for two large accounting firms in audit-related roles. Specifically, he is qualified to be a Supervisory Board member because of his financial and accounting expertise and knowledge of the Company's core business. Mr. Stockton is presently our employee and, if elected, would not be considered an independent member of the Supervisory Board.
OUR SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF MR. ALEXANDER.

ITEM 2	ELECTION OF THREE MEMBERS OF OUR SUPERVISORY BOARD TO SERVE UNTIL 2020
In conjunction with the normal expiration of the three-year terms of members of our Supervisory Board, three members of the Supervisory Board to be elected will serve until the general meeting of shareholders in 2020. The Supervisory Board has proposed the election of James R. Bolch and Luciano Reyes for the first of these open director positions, Larry D. McVay and Travis L. Stricker for the second of these open director positions, and Marsha C. Williams and John R. Albanese, Jr. for the third of these open director positions.

Based on the guidelines set forth above, the Supervisory Board has determined that none of Mr. Bolch, Mr. McVay, or Ms. Williams has a material relationship with us and, if elected, each would be considered an independent member of the Supervisory Board applying the criteria outlined on page 2 under the heading "Certain Transactions - Director Independence". Messrs. Reyes, Stricker and Albanese, were recommended by the Chief Executive Officer, are presently our employees and, if elected, would not be considered independent members of the Supervisory Board.
The Supervisory Board is recommending the re-election of Ms. Bolch, Mr. McVay and Ms. Williams to the Supervisory Board on the basis of their extensive professional and financial knowledge and experience, particularly their knowledge of and experience with the Company and its business gained by them in connection with the outstanding services they have provided to the Company to date as members of the Supervisory Board.
The Following Nominations are Made for a Three-Year Term Expiring in 2020:
First Position
First Nominee
James R. Bolch, 59, has been a member of the Supervisory Board since 2012 and is a member of the Corporate Governance Committee, the Organization and Compensation Committee and the Nominating Committee. Mr. Bolch is currently the Chief Executive Officer of Jones & Frank. Additionally, he currently serves on the Board of Directors for the WASH Multifamily Laundry Systems. From 2010 to 2013, he served as President and Chief Executive Officer and member of the Board of Directors of Exide Technologies (XIDE), which, on June 10, 2013, filed a voluntary petition for reorganization pursuant to U.S. federal restructuring laws. Before joining Exide in 2010, he was employed at Ingersoll Rand Company from 2005 to 2010 where he served as Senior Vice President and President of the Industrial Technologies sector.  From 2003 to 2005, he was Executive Vice President of Schindler Elevator Corporation for the Service Business in North America. Previously, Mr. Bolch spent 21 years with United Technologies Corporation where he held roles in Otis Elevator, Optical Systems and UTC Power Divisions. Specifically, he is qualified to be a member of the Supervisory Board because he holds a position as chief executive officer and has run significant divisions of a public company and because of his knowledge of international business, technological expertise, education, experience of having served on the Supervisory Board, ability to serve for five years, his independence, and compatibility with existing Supervisory Board members, management and the Company's corporate culture.
Second Nominee
Luciano Reyes, 46, has served as our Senior Vice President since 2015 and Treasurer since 2006, after holding positions of increasing responsibility in CB&I's Treasury Department since joining the Company in 1998. Prior to his service with CB&I, Mr. Reyes held financial positions with a large manufacturing corporation and with several financial institutions. Specifically, he is qualified to be a member of the Supervisory Board because of his financial adeptness and his knowledge of the Company's core business. Mr. Reyes is presently our employee and, if elected, would not be considered an independent member of the Supervisory Board.
Second Position
First Nominee
Larry D. McVay, 69, has been a member of the Supervisory Board since 2008 and is Chairman of the Corporate Governance Committee and a member of the Audit Committee and Strategic Initiatives Committee. Mr. McVay has served as Managing Director of Edgewater Energy LLC since 2007 and worked 39 years for Amoco, BP and TNK-BP. Mr. McVay served as the Chief Operating Officer of TNK-BP in Moscow from 2003 until his retirement from BP in 2006. From 2000 to 2003, he held the position of Technology Vice President, Operations, and Vice President of Health, Safety and Environment for BP, based in London. Previously, Mr. McVay served in numerous senior level management positions for Amoco. Mr. McVay is currently on the Board of Directors of Callon Petroleum Company and Praxair Inc. Specifically, he serves as a member of the Supervisory Board because of his services as a chief operating officer of a division of a public company, knowledge of the energy industry, knowledge of international business, technological expertise, financial adeptness, experience of having served on the Supervisory Board, independence, and compatibility with existing Supervisory Board members, management and the Company's corporate culture.
Second Nominee
Travis L. Stricker, 46, has served as our Vice President, Financial Operations for Engineering & Construction since 2013. Previously, he served as Vice President, Financial Operations since August 2008. Mr. Stricker, a Certified Public Accountant, joined CB&I in 2001, and has served in several senior finance positions, including Corporate Controller and Chief Accounting Officer from 2006 to 2008. Specifically, he is qualified to be a member of the Supervisory Board because of his financial adeptness and his knowledge of the Company's core business. Mr. Stricker is presently our employee and, if elected, would not be considered an independent member of the Supervisory Board.

Third Position
First Nominee
Marsha C. Williams, 66, has served as a member of the Supervisory Board since 1997. She is Chairman of the Nominating Committee and a member of the Audit Committee and the Corporate Governance Committee. Ms. Williams served as Senior Vice President and Chief Financial Officer of Orbitz Worldwide, Inc. from 2007 through her retirement in 2010. From 2002 to 2007, she served as Executive Vice President and Chief Financial Officer of Equity Office Properties Trust. She served as Chief Administrative Officer of Crate & Barrel from 1998 to 2002, and as Treasurer of Amoco Corporation from 1993 to 1998. Ms. Williams is a director of Davis Funds and lead director of Modine Manufacturing Company, Inc. and Board chair of Fifth Third Bancorp. Ms. Williams has also served as President of Island Lavender LLC since 2013. Specifically, she serves as a member of the Supervisory Board because of her knowledge of the energy industry, knowledge of international business, financial adeptness and human relations skills, experience of having served on the Supervisory Board, ability to serve for five years, independence, and compatibility with existing Supervisory Board members, management and the Company's corporate culture.
Second Nominee
John R. Albanese, Jr., 61, has served as our Vice President Finance, Technology since December 2014, and as Vice President Finance, Technology and Government Solutions from February 2013 to December 2014. He joined CB&I through the acquisition of the Lummus business from ABB Asea Brown Boveri Ltd. (the "ABB Lummus acquisition") in 2007 and served as Vice President Finance, Technology from 2007 to February 2013. Specifically, he is qualified to be a member of the Supervisory Board because of his financial adeptness and his knowledge of the Company's core business Mr. Albanese is presently our employee and, if elected, would not be considered an independent member of the Supervisory Board.
OUR SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF MR. BOLCH, MR. MCVAY AND MS. WILLIAMS.
Certain information with respect to the members of the Supervisory Board whose terms do not expire this year is as follows:
Members of the Supervisory Board to Continue in Office with Terms Expiring in 2018:
L. Richard Flury, 69, has served as Non-Executive Chairman since 2010, as a member of the Supervisory Board since 2003, and was a consultant to the Supervisory Board until his election as a Director in May 2003. He is Chairman of the Strategic Initiatives Committee and a member of the Corporate Governance Committee and the Nominating Committee. Previously, Mr. Flury served as Chief Executive Officer, Gas, Power and Renewables for BP plc from 1998 until his retirement in 2001. He served as Executive Vice President of Amoco, responsible for managing the exploration and production sector, from 1996 to 1998. Prior to that, he served in various other executive capacities with Amoco since 1988. Mr. Flury is currently a director of Callon Petroleum Corporation. Mr. Flury recently retired as a director of QEP Resources. Specifically, he serves as a member of the Supervisory Board because of his executive management of a public company, knowledge of the energy industry, knowledge of international business, financial adeptness, experience of having served on the Supervisory Board, independence, and compatibility with the existing Supervisory Board members, management and the Company's corporate culture.
Philip K. Asherman, 66, has served as our President and Chief Executive Officer and a member of the Supervisory Board since 2006. He joined CB&I in 2001 as a senior executive and was promoted to Executive Vice President that same year, reporting directly to the Chairman and Chief Executive Officer. He has more than 30 years of experience in the engineering and construction industry. Mr. Asherman serves on the Board of Directors of Arrow Electronics and the National Safety Council. Specifically, he serves as a member of the Supervisory Board because of his service as chief executive officer of a public company, knowledge of the Company's core business, knowledge of international business, human relations skills, experience of having served on the Supervisory Board, ability to serve on the Supervisory Board for five years, and compatibility with existing Supervisory Board members, management and the Company's corporate culture.
W. Craig Kissel, 66, has been a member of the Supervisory Board since 2009 and is Chairman of the Organization and Compensation Committee, and a member of the Corporate Governance Committee, and Nominating Committee. He worked for Trane/American Standard from 1980 until his retirement in 2008, most recently as President of Trane Commercial Systems. From 1998 to 2003, he was President of American Standard's Vehicle Control Systems business in Brussels, Belgium. Prior to that, he held various management positions at Trane, including Executive Vice President and Group Executive of Trane's North American Unitary Products business. Mr. Kissel is currently a director of Watts Water Technologies and Nelson Global Products. Specifically, he serves as a member of the Supervisory Board because of his service as a division president of a public company, knowledge of international business, technological expertise, experience of having served on the Supervisory Board, ability to serve on the Supervisory Board, independence, and compatibility with existing Supervisory Board members, management and the Company's corporate culture.

Members of the Supervisory Board to Continue in Office with Terms Expiring in 2019:
Deborah M. Fretz, 69, has been a member of the Supervisory Board since 2013 and is a member of the Audit Committee, the Organization and Compensation Committee and the Corporate Governance Committee. She served as President and Chief Executive Officer of Sunoco Logistics Partners L.P. from 2001 to 2010. Prior to this role, Ms. Fretz held various management positions at Sunoco, Inc., including General Manager and President of Sun Pipeline Company from 1991 to 1994, Senior Vice President of Logistics from 1994 to 2000 and Senior Vice President of Mid-Continent Refining, Marketing and Logistics from 2000 to 2001. Ms. Fretz served on the Board of Directors for the Federal Reserve Bank of Philadelphia, Niska Gas Storage Partners LP and GATX, a Chicago-based transportation service firm, and Alpha Natural Resources, Inc. Specifically, she is qualified to be a member of the Supervisory Board because she has held positions of management including chief executive officer of a public company and because of her knowledge of the energy industry, financial adeptness, experience of having served on the Supervisory Board, experience of serving on other boards of directors, independence, and compatibility with existing Supervisory Board members, management and the Company's corporate culture.
James H. Miller, 68, has been a member of the Supervisory Board since 2014 and is a member of the Audit Committee, the Corporate Governance Committee, and the Strategic Initiatives Committee. He served as a consultant to the Supervisory Board from April 2013 until his election to the Board. He served as Chairman of PPL Corporation from 2006 until his retirement in 2012. He also served as Chief Executive Officer of PPL from 2006 to 2011, President from 2005 to 2011 and Executive Vice President and Chief Operating Officer from 2004 to 2005. Before PPL Corporation, Mr. Miller was Executive Vice President of USEC Inc., and previously served as President of two ABB Group subsidiaries: ABB Environmental Systems and ABB Resource Recovery Systems. Mr. Miller began his career at the former Delmarva Power & Light Co. Mr. Miller currently serves as a director of AES Corporation and Crown Holdings, where he serves on the audit, nominating and compensation committees. Mr. Miller retired as a director from Rayonier Advanced Materials in October 2015. Specifically, he is qualified to be a Supervisory Board member because of the positions of management he has held including chairman and chief executive officer of a public company, his knowledge of the energy industry, ability to serve on the Supervisory Board, experience of serving on other boards of directors, independence, and compatibility with existing Supervisory Board members, management and the Company's corporate culture.
COMMON STOCK OWNERSHIP BY CERTAIN PERSONS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
The following table sets forth certain information with respect to each person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act) known to us to be the beneficial owner of more than 5% of our issued common shares (based on 100,669,576 shares outstanding as of March 9, 2017).

	Common Stock; Euro .01 par value
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group, Inc. (1) 100 Vanguard Blvd., Malvern, PA 19355	8,060,552	8.0%
SouthernSun Asset Management LLC (2) 6070 Poplar Avenue, Suite 300, Memphis, TN 38119	6,102,290	6.1%

(1)
Based upon a Schedule 13G filed with the SEC on February 10, 2017 by The Vanguard Group, Inc. ("Vanguard"). In the Schedule 13G, Vanguard reports that (i) it has sole power to vote or direct to vote 61,037 shares, (ii) it has shared power to vote or direct to vote 11,727 shares, (iii) it has sole power to dispose of or direct the disposition of 7,993,905 shares, (iv) it has shared power to dispose of or direct the disposition of 66,647 shares, (v) Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 54,920 shares as a result of its serving as investment manager of collective trust accounts and (vi) Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 17,844 shares as a result of its serving as investment manager of Australian investment offerings.

(2)
Based upon a Schedule 13G filed with the SEC on February 14, 2017 by SouthernSun Asset Management LLC ("SouthernSun"). In the Schedule 13G, SouthernSun reports that (i) it has sole power to vote or direct to vote 5,774,972 shares and (ii) it has sole power to dispose of or direct the disposition of 6,102,290 shares.

Executive Officers
Philip K. Asherman, 66, has served as our President and Chief Executive Officer since 2006. He joined CB&I in 2001 as a senior executive and was promoted to Executive Vice President that same year, reporting directly to the Chairman and Chief Executive Officer. Mr. Asherman has more than 30 years of experience in the engineering and construction industry.
Beth A. Bailey, 65, has served as our Executive Vice President and Chief Administration Officer since 2009. Ms. Bailey joined CB&I in 1972, serving in positions of increasing responsibility, most recently as Executive Vice President and Chief Information Officer from 2007 to 2009.
Kirsten B. David, 50, has served as our Executive Vice President and Chief Legal Officer since February 2017, and held the positions of Chief Legal Officer and General Counsel on an interim basis from December 2016 to February 2017.  Ms. David served as our Chief Compliance Counsel from 2013 to December 2016.  She joined CB&I through the acquisition of The Shaw Group Inc. in 2013, where she served as the Company's compliance officer.  Ms. David has worked as a lawyer in the engineering and construction industry for over 23 years.
Daniel M. McCarthy, 66, has served as our Executive Vice President, Technology since September 2016. Previously he served as Executive Vice President from December 2001 to September 2016 and as operating group President, Technology since 2009. He joined CB&I through the ABB Lummus acquisition in 2007 and served as President, Technology, from 2007 to 2009.
Patrick K. Mullen, 52, has served as our Chief Operating Officer since September 2016. Previously, he served as our Executive Vice President and operating group President, Engineering & Construction from December 2013 to September 2016, and as Executive Vice President, Corporate Development from February 2013 to December 2013. Mr. Mullen joined CB&I through the ABB Lummus acquisition in 2007 and served as Senior Vice President, Business Development for Technology from 2007 to 2013.
Edgar C. Ray, 56, has served as our Executive Vice President, Capital Services, since February 2016. Previously he served as Executive Vice President from 2007 to 2016 and as operating group President, Capital Services, from February 2013 to September 2016. Mr. Ray previously served as Executive Vice President, Corporate Planning from 2007 to 2013. He joined CB&I in 2003, serving as Senior Vice President, Global Marketing until 2007.
James W. Sabin, Jr., 60, has served as our Executive Vice President, Global Operations Services, since September 2016. Previously he served as Executive Vice President, Global Systems from December 2013 to September 2016. He joined CB&I through the acquisition of The Shaw Group Inc. in 2013 and served as Senior Vice President, Global Systems from February 2013 to December 2013. Prior to the acquisition, Mr. Sabin served as a Senior Vice President, Power.
Luke V. Scorsone, 61, has served as our Executive Vice President, Fabrication Services since September 2016. Previously he served as Executive Vice President and operating group President, Fabrication Services from February 2013 to September 2016. He also served as President of Steel Plate Structures. Mr. Scorsone joined CB&I in 2001 through the acquisition of the Engineered Construction and Water Divisions of Pitt Des Moines, Inc. where he served as President of the Engineered Construction Division.
Westley S. Stockton, 46, has served as our Vice President, Corporate Controller and Chief Accounting Officer since 2008. He previously served as Vice President, Financial Operations from 2006 to 2008. On March 12, 2015, Mr. Stockton assumed interim responsibility for CB&I's operational finance functions until April 1, 2015. Mr. Stockton, a Certified Public Accountant, has worked for CB&I in various financial positions since 2002. Prior to joining CB&I, he worked for two large accounting firms in audit-related roles.
Michael S. Taff, 55, has served as our Executive Vice President and Chief Financial Officer since April 1, 2015. Previously, he served as Senior Vice President and Chief Financial Officer of Flowserve Corp. from 2012 to 2015 and as Senior Vice President and Chief Financial Officer of the Babcock and Wilcox Co. from 2010 to 2012, following its spin-off from McDermott International Inc. where he served as Senior Vice President and Chief Financial Officer from 2007 to 2010.
Duncan N. Wigney, 52, has served as our Executive Vice President, Engineering & Construction, since December 2016. Previously he served as Group Vice President for our International Engineering & Construction business from 2015 to 2016. Prior to that he was Senior Vice President leading our Offshore and Pipeline business from 2011 to 2014.

Security Ownership of Our Management
The following table sets forth certain information regarding common shares beneficially owned on March 9, 2017 by (1) each member of the Supervisory Board, (2) each nominee to be a member of the Supervisory Board, (3) each named executive officer and (4) all directors and the executive officers identified on page 13 as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Shares Owned
John R. Albanese, Jr.	5,616	*
Forbes I.J. Alexander	—	*
Philip K. Asherman	455,459	*
James R. Bolch	9,560	*
L. Richard Flury	52,118	*
Deborah M. Fretz	9,092	*
W. Craig Kissel	23,744	*
Larry D. McVay	24,900	*
James H. Miller	4,703	*
Patrick K. Mullen	21,889	*
Edgar C. Ray	66,339	*
Luciano Reyes	17,830	*
Luke V. Scorsone	48,754	*
Westley S. Stockton	7,424	*
Travis L. Stricker	3,677	*
Michael S. Taff	20,461	*
Michael L. Underwood	26,874	*
Marsha C. Williams	54,664	*
All directors and executive officers as a group (19)	1,071,843	1.1%

*	Beneficially owns less than one percent of our outstanding common shares.

(1)	Shares deemed beneficially owned include shares held by immediate family members and shares that can be acquired through stock options exercisable through May 8, 2017.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our members of the Supervisory Board, executive officers and persons who own more than 10% of our common shares to file initial reports of ownership and reports of changes in ownership of common shares (Forms 3, 4 and 5) with the SEC and the NYSE. All such persons are required by SEC regulation to furnish us with copies of all such forms that they file and we receive written representations by certain reporting persons with respect to whether a Form 5 was required. To our knowledge, based solely on our review of the copies of such reports received by us and on written representations by certain reporting persons that no reports on Forms 3, 4 or 5 were required to be filed by them, we believe that, during the year ended December 31, 2016, our Supervisory Board, executive officers and 10% shareholders complied with all Section 16(a) requirements applicable to them.

EXECUTIVE COMPENSATION
DISCUSSION AND ANALYSIS ("CD&A")
This CD&A explains our executive compensation program for our named executive officers ("NEOs") listed below. The CD&A also describes the Organization and Compensation Committee's (the "Committee") process for making pay decisions, as well as its rationale for specific decisions related to fiscal 2016.
The disclosures concerning director and executive officer compensation contained in this Proxy Statement, and certain other disclosures concerning director and employee compensation contained in our Dutch statutory annual accounts for the year ended December 31, 2016, presented for approval by shareholders at the Annual Meeting (see Item 4 - "Adoption of Dutch Statutory Annual Accounts for 2016" below), also constitute the disclosure required to be made to shareholders pursuant to Article 2:135 of the Dutch Civil Code in connection with the adoption of our Dutch statutory annual accounts for the year ended December 31, 2016.

NEO	Title
Philip K. Asherman	President and Chief Executive Officer
Michael S. Taff	Executive Vice President and Chief Financial Officer
Patrick K. Mullen	Chief Operating Officer
Luke V. Scorsone	Executive Vice President, Fabrication Services
Edgar C. Ray	Executive Vice President, Capital Services
EXECUTIVE SUMMARY
According to data provided to the Organization and Compensation Committee by Pearl Meyer, aggregate target total direct compensation for our NEOs for 2016 was within the Committee's stated market range (i.e., generally within 10% of the market median).
2016 Business Highlights
The objective of CB&I is to maintain and enhance the Company's position as a leading provider of technology and infrastructure for the energy industry. Our competitive position is based upon our core strengths, which include: a strong focus on Health, Safety and Environmental performance; a fully integrated and diversified business model; global execution capabilities with recognized expertise in engineering, procurement, construction, fabrication, licensed technologies and specialized equipment; a disciplined approach to project risk management; and a record of excellence in project execution; and a senior management team with extensive engineering and construction industry experience.
During 2016, highlights of our financial and business performance included:

•	Reducing our total debt by $394 million, or 15%, from $2.6 billion at the end of 2015.

•	Generating operating cash flow of $654 million.

•
Generating diluted earnings per share of $4.23, excluding a non-cash goodwill impairment charge of $6.35 per diluted share and a charge of $0.93 per diluted share associated with a reserve for the deferred transaction consideration relating to the 2015 sale of the Company’s nuclear operations.

•	Implementing the first phase of a strategic tax planning process that is expected to yield an effective tax rate of 25% or less on a sustainable basis.

•
Fulfilling our pledge to shareholders to reduce CB&I's share count to a level approximating what it was in 2013, prior to our acquisition of the The Shaw Group Inc. - 100 million shares. We reached this goal in 2016 after the methodical multi-year execution of our share repurchase program.

•
Receiving the 2016 Presidential Green Chemistry Challenge award from the U.S. Environmental Protection Agency for the Company's AlkyClean® technology, a solid acid catalyst alkylation technology jointly developed by CB&I and two partners.

•
Establishing a long-term alliance agreement with leading catalyst and technology provider Haldor Topose, which will expand the company's licensing position for syngas opportunities as well as the engineering and construction of plants in North America.

•	Opening a new polypropylene catalyst facility in conjunction with Clariant to produce next-generation catalyst for CB&I's Novolen technology.

•	Beginning construction of the NET Power plant in LaPorte, Texas, which will produce low-cost electricity with zero atmospheric air emissions.

•
Breaking ground on the multibillion-dollar Liwa Plastics Industries Complex in Oman, a transformational project that will allow the country to deliver high-value polymer products to local and international marketplaces.

•	Completing the Ingleside Ethylene project in Ingleside, Texas, for OxyChem and Mexichem.
2016 Shareholder Engagement & Say-On-Pay
We value the input of our shareholders on our compensation practices.  The Company maintains a proactive investor relations program, and during our everyday interactions with shareholders over the course of the year, we routinely discuss various performance metrics that drive management compensation. Further, our committee continues to review the design of our programs in order to ensure that they are aligned with the interests of our shareholders. In 2016, approximately 84% of the votes cast (excluding abstentions) supported our executive compensation decisions.
Best Compensation Practices & Policies
The following practices and policies are embedded in our executive compensation program to promote sound compensation governance and serve the best interests of our shareholders and executives:

What We Do		What We Do Not Do
☑	Heavy emphasis on variable compensation	☒	No "single-trigger" termination payments upon a change of control
☑	Majority of long-term incentive grants are performance-restricted	☒	No tax gross-ups from 2008 forward on termination payments following a change of control
☑	Stock ownership guidelines	☒	No repricing of stock options without shareholder approval
☑	Clawback policy	☒	No cash buyout of underwater stock options without shareholder approval
☑	Independent compensation consultant	☒	No payment of dividends on performance-based shares until those shares are earned
☑	Annual risk assessments	☒	No hedging of Company stock
☑	Measure both absolute and relative performance metrics in the long-term incentive program
WHAT GUIDES OUR PROGRAM
The Guiding Principles of Our Compensation Philosophy
We are committed to increasing shareholder value by profitably growing our business in the global marketplace. Our compensation policies and practices support this commitment and are grounded by the following guiding principles:

•
Create a strong link between pay and performance, as well as foster a culture of ownership. Incentive plans should use a range of performance metrics tied to key financial goals and strategic milestones focused on the drivers of long-term shareholder value. A significant portion of an executive's total compensation should be variable/at risk and dependent on the achievement of these goals and milestones. Executives should have significant outright ownership of Company stock.

•
Provide competitive opportunities for compensation commensurate with roles, responsibilities and performance. We must compete with a wide variety of construction, engineering, heavy industrial, process technology and related firms in order to engage, develop and retain high-caliber talent. To this end, target total compensation should be competitive relative to our comparator companies, while providing incentive opportunities that can be well above (or below) the peer group median, depending upon actual performance.

•
Promote sound compensation governance aligned with shareholder interests. Total compensation should be reinforced by best practice governance standards. It should also encourage prudent decision-making and prevent excessive risk-taking behaviors through sound and rigorous processes, policies and practices.

The Principal Elements of Pay
Our compensation philosophy is supported by the following principal elements in our executive compensation program:

Element	Form	Purpose
Base Salary	Cash (Fixed)	Provides a competitive rate relative to similar positions in the market, and enables the Company to attract and retain critical executive talent
Annual Incentive Compensation	Cash (Variable/At Risk)	Rewards the achievement of annual financial goals and short-term strategic milestones that drive profitable growth and shareholder value creation
Long-Term Incentive Compensation	Equity (Variable/At Risk)	Provides incentives to execute on longer-term financial and strategic growth goals that drive shareholder value creation and support the Company's retention strategy
Pay Mix
The charts below show the annual target compensation (base salary, annual incentive compensation and long-term incentive compensation) of our CEO and our other NEOs for 2016. These charts illustrate that a majority of NEO target compensation is variable (90% for our CEO and an average of 82% for our other NEOs).
Vast Majority of NEO Pay is Variable/At Risk and Performance-Based
Our Decision Making Process
The Committee oversees the executive compensation program for our NEOs. The Committee is comprised of independent, non-employee members of the Supervisory Board. The Committee works very closely with its independent consultant and management to examine the effectiveness of the Company's executive compensation program throughout the year. Details of the Committee's authority and responsibilities are specified in its charter, which may be accessed through investors.cbi.com/corporate-governance.
The Role of the Organization and Compensation Committee. The Committee typically reviews base salary, annual incentive compensation opportunities and long-term incentive target values for executive officers for the coming year at its regularly scheduled December meeting. Using the findings and conclusions of the Company's strategic planning process together with assessment of other data, management develops its business plan for the following year. The business plan is then presented to the Supervisory Board generally at its regularly scheduled February meeting in that following year. At its regularly scheduled February meeting, taking into account the Company's long-term strategy and annual business plan, the Committee reviews and approves the annual incentive compensation performance targets, as well as our long-term incentive award performance targets for awards granted in that year, for executive officers. In setting 2016 targets for incentive compensation financial metrics, the Committee acted within the context of a challenging market environment in the global energy industry, where some project owners elected to defer or limit investment in new infrastructure, and the Committee also took into account the revenue and earnings impacts of the sale of the nuclear power construction business in 2015. The Committee also reviews performance against the plan provisions and associated expense implications of the annual incentive compensation amounts earned for the previous year, retaining discretion as to the final incentive compensation for subsequent approval. The Committee may set salary and grant cash incentive awards and equity awards for executive officers at other times to reflect promotions, new hires or other special circumstances.
The Role of Management. The CEO does not participate in the Committee's determination of his own compensation. However, he makes recommendations to the Committee for each of the other NEOs. The CEO bases these recommendations on his assessment from market data compiled for the Committee by the independent compensation consultant against each executive's personal performance, as well as overall Company goals for the fiscal year. The Committee reviews the CEO's recommendations, makes adjustments as it determines appropriate, and approves compensation at its sole discretion.
The Role of the Independent Compensation Consultant. In considering the executive compensation recommendations of management and determining the compensation of the CEO and those officers reporting directly to him for 2016, the Committee received advice and recommendations from Pearl Meyer. At the Committee's request, Pearl Meyer evaluated the Company's compensation practices and assisted in developing and implementing its executive compensation program consistent with its stated compensation philosophy. Pearl Meyer regularly reviewed the Company's total compensation pay levels and design practices and offered its comments on comparator companies, benchmarks and how the Company's compensation programs are actually succeeding in meeting the Company's business objectives. During 2016, Pearl Meyer made recommendations to the Committee at its request, independently of management, on executive compensation generally and on the individual compensation of executive officers. Pearl Meyer representatives participated in selected Committee meetings, including executive sessions independent of management, to discuss executive compensation matters.
The Committee has analyzed whether the work of Pearl Meyer as a compensation consultant has raised any conflicts of interest, taking into consideration, among other things, the following factors: (i) the provision of other services to the Company by Pearl Meyer; (ii) the amount of fees from the Company paid to Pearl Meyer as a percentage of Pearl Meyer's total revenue; (iii) the policies and procedures of Pearl Meyer that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the individual compensation advisors who serve the Committee with any member of the Committee; (v) any stock of the Company owned by such individual compensation advisors; and (vi) any business or personal relationship of Pearl Meyer or the individual compensation advisors employed by Pearl Meyer who serve the Committee with an executive officer of the Company. The Committee has determined, based on its analysis in light of the factors listed above, plus written assurance from Pearl Meyer, that the work of Pearl Meyer and the individual compensation advisors employed by Pearl Meyer as compensation consultants to the Company has not created any conflicts of interest.
The Role of Competitive Positioning and Peer Groups. We set base salary, annual incentive and long-term incentive compensation opportunities and target total compensation annually considering a variety of factors including the competitive market from proxy data of our comparator peer group (discussed below) and compensation surveys, as well as an assessment of each executive officer's performance. This process provides guideposts for establishing the mix of pay for our executives, in terms of short-term versus long-term compensation and in terms of cash versus equity compensation. We do not target a specific mix of pay for our executive officers. Long-term incentive compensation, which we typically grant in the form of equity-based awards, made up well over 50% of target total compensation for each of our NEOs in 2016, reinforcing alignment of our executive officers with our shareholders.
We target total compensation (base salary, target annual incentives and target annual long-term incentive value) for each of our executive officers to confirm that it is appropriate for the position, and make adjustments where appropriate. We target executive officers' total compensation to be competitive relative to our comparator companies, taking into account one's tenure in the position and recent performance where appropriate. Executive officers then have the potential through incentive compensation to earn actual total compensation at a level that can be above or below the peer group median target compensation, depending upon performance.
As noted previously, aggregate target total direct compensation for our NEOs for 2016 was within the Committee's stated market range. An individual executive's salary, annual incentive opportunity, and long-term incentive opportunity may be higher or lower relative to the competitive market depending on a variety of factors specific to the position or the incumbent.
We also review our benefit package and consider the practices of comparable companies for specific types of benefits. Data provided by Pearl Meyer indicates that the nature of the benefits we provide are competitive with those offered by our comparator companies.

The Committee reviews and approves the selection of comparator companies based on their size, business, and presence in our geographic areas. The list of comparator companies we use may change from year to year based on Pearl Meyer's recommendations and our Committee's evaluation of those factors. For 2016, we used the comparator companies listed below. CB&I's revenue was at the 66th percentile of the peer group companies' revenue at the time Pearl Meyer conducted its annual compensation study and was 124% of the group's median revenue of approximately $10 billion.
Peer Companies

AECOM Technology Corporation	FMC Technologies, Inc.
Agco Corporation	Halliburton Company
Anadarko Petroleum Corporation	Ingersoll-Rand
Apache Corporation	Jacobs Engineering Group
Baker Hughes Inc.	KBR, Inc.
Cameron International (1)	Marathon Oil Corporation
Cummins Inc.	National Oilwell Varco, Inc.
Danaher Corporation	Parker-Hannifin Corp
Dover Corporation	Quanta Services, Inc.
Eaton Corporation	Stanley Black & Decker, Inc.
EOG Resources Inc.	Transocean Ltd.
Fluor Corporation	Weatherford International

(1)	Cameron International was acquired in 2016, but its NEO compensation data was available for Pearl Meyer's study.
THE 2016 EXECUTIVE COMPENSATION PROGRAM IN DETAIL
Base Salary
Base salaries provide an underlying level of compensation to executives to attract highly experienced executive talent and maintain a stable management team. Base salaries reflect the executive's position and role, with some variation for individual factors such as experience and performance. The Committee, based on discussion with its independent compensation consultant and management, approved the following adjustments for fiscal year 2016:

NEO	December 31, 2015 Base Salary (1)	December 31, 2016 Base Salary (1)	% Change (2)
Philip K. Asherman	$1,304,000	$1,304,000	0%
Michael S. Taff	$683,000	$703,490	3.0%
Patrick K. Mullen	$673,000	$800,000	18.9%
Luke V. Scorsone	$673,000	$693,190	3.0%
Edgar C. Ray	$621,000	$639,630	3.0%

(1)
Base salary amounts reflect each executive's designated base salary level as of the last day of the relevant calendar year, and include adjustments made during the calendar year. Amounts shown do not reflect the total base salary paid for such calendar year. The actual amount of base salary paid to each executive during each relevant calendar year is listed on the Summary Compensation Table on page 26 below.

(2)
Mr. Mullen was promoted to Chief Operating Officer in fiscal 2016, and his increase reflects his larger role in the Company relative to fiscal 2015. The other NEOs, excluding Mr. Asherman, received increases of 3.0%, which were below budgeted salary increases reported in published surveys.

Annual Incentive Compensation
Performance-based incentive compensation gives our executives an opportunity for cash compensation tied to the annual performance of the Company pursuant to the terms of the annual Incentive Compensation Program (the "ICP"). The executive officers' incentive compensation opportunity recognizes their senior-level responsibilities and duties and the competitive environment in which we must recruit and retain our senior management. Actual payouts depend on the achievement of pre-established performance objectives. Payouts can range from 0% to 200% of target award amounts. Target annual incentive compensation opportunities are expressed as a percentage of base salary and were established based on the NEO's level of responsibility and ability to impact overall results. The Committee also considers market data in setting target award amounts. Target award opportunities for 2016 were as follows:

NEO	Target Award Opportunity (as a % of Base Salary)
Philip K. Asherman	150%
Michael S. Taff	90%
Patrick K. Mullen	90%
Luke V. Scorsone	90%
Edgar C. Ray	90%
The Committee annually establishes a set of performance metrics, which drive the annual cash incentive awards for the NEOs. These pre-determined performance metrics are chosen to ensure our NEOs are focused on measures that drive profitable growth and shareholder value creation. Once the payout level under the annual ICP's terms has been determined, the Committee may reduce, but not increase, the amount paid to our executive officers.
2016 Performance Results
The table below illustrates the performance levels necessary to achieve threshold, target and maximum payout amounts, along with actual results for 2016. Performance between threshold and target levels and between target and maximum levels are determined by linear interpolation.

Performance Metric	Weighting	Threshold	Target	Maximum	Actual	Target Payout % Achieved	Target Payout % Achieved Including Negative Discretion (3)
Income from Operations	40%	$772M	$908M	$999M	$658M	0%	0%
Revenue (1)	20%	$10.1B	$11.9B	$13.1B	$10.9B	61%	61%
Free Cash Flow (2)	20%	$725M	$853M	$938M	$812M	76%	76%
Safety measured by:
Lost Workday Rate	5%	0.05	0.05	0.03	0.02	200%	100%
Recordables	5%	0.38	0.38	0.25	0.26	192%	96%
Policy and Procedure Implementation Score	10%	4.70	4.75	4.90	4.94	200%	200%
Overall Weighted Achievement Percentage:						67.0%	57.2%

(1)	Revenue includes our pro-rata share of revenue for our unconsolidated equity method joint ventures.

(2)
Free cash flow is defined as EBITDA (income from operations plus depreciation and intangible amortization) plus changes in contract capital (including advances related to our unconsolidated equity method joint ventures) less capital expenditures and noncontrolling interests.

(3)	The Committee reduced the payouts associated with both safety measures by 50% due to an increase in certain safety incidents during 2016.

Based on the above results, the NEOs received the following annual cash incentives for 2016:

NEO	Target Award Opportunity (1)	Actual Award Earned (2)
Philip K. Asherman	$1,956,000	$1,118,832
Michael S. Taff	$614,700	$351,608
Patrick K. Mullen	$720,000	$411,840
Luke V. Scorsone	$605,700	$346,460
Edgar C. Ray	$558,900	$319,691

(1)	Target award opportunities are based on salaries as of October 1, 2016.

(2)	Includes negative discretion applied to the NEO's safety measures.
Long-Term Incentive Compensation
In keeping with our commitment to provide a total compensation package that favors equity elements of pay, long-term incentives traditionally have comprised a significant portion of an executive's total compensation package. Our objective is to provide executives, when targets are achieved, with long-term incentive award opportunities that are near the 60th percentile of our comparator companies, with the actual realization of the opportunity dependent on the degree of achieving the financial performance or other conditions of the award and the creation of long-term value for shareholders. Because of our focus on pay for performance, various forms of long-term incentive compensation are or may be elements of pay for our executive officers.
In 2016, our annual long-term incentive compensation grants were made using a combination of performance shares and restricted stock units:

Equity Award Type	CEO	Other NEOs
Performance Shares Performance shares are earned and vest in three tranches (33 1/3% per year) over three 1-year performance periods, provided performance targets are achieved and certified by the Committee	70%	60%
Restricted Stock Units Restricted stock units vest in four equal tranches (25% per year) on the anniversary of the grant date	30%	40%
Performance shares are comprised of two types of equity-based vehicles as shown in the table below. In 2016, the Committee added relative total shareholder return ("TSR") as a long term incentive compensation performance metric.

Program Element	Performance Metrics	Portion of Award
Long-Term Incentive Compensation: Performance Shares	EPS	80%
	Total Shareholder Return relative to the FLM Global Engineering & Construction Company Index	20%
When granting long-term incentives, we consider each executive officer's levels of responsibility, prior experience, historical award data, various performance criteria and compensation practices at our comparator companies. Applying these factors to our benchmark gives us a target dollar value for executive officer long-term incentive awards. These awards are recommended and approved in the form of this target dollar value. Upon approval of this target dollar value and the vehicles for the award by our Committee, this target dollar value is converted into a number of shares based on the closing price of the Company's stock on the date of the Committee meeting, during which the awards are approved. The table below shows the target dollar values granted for fiscal 2016 for each of the NEOs:

NEO	Performance Shares	Restricted Stock Units	Total Target Value
Philip K. Asherman	$6,615,000	$2,835,000	$9,450,000
Michael S. Taff	$1,579,800	$1,053,200	$2,633,000
Patrick K. Mullen	$1,579,800	$1,053,200	$2,633,000
Luke V. Scorsone	$1,579,800	$1,053,200	$2,633,000
Edgar C. Ray	$1,332,000	$888,000	$2,220,000

Performance Shares Earned and Vested for the 2014-2016 Performance Cycle
The number of performance shares that are earned and vest for each annual award tranche in a performance cycle depends upon the performance achievement shown below. Performance between threshold and target levels and between target and maximum levels are determined by linear interpolation.

Performance Achievement Levels	Number of Shares Earned and Vested
Below Threshold	0%
Threshold	50%
Target	100%
Maximum	200%
The following tables show the value of the performance shares that were earned and vested for the 2016 performance cycle:

Year of Grant	Award Tranche	Annual EPS Performance Targets (1)			Actual Performance Achieved (2)	Percentage of Target Shares Earned and Vested
		Threshold	Target	Maximum
2014	3 of 3	$4.17	$4.99	$5.64	$4.23	53.7%
2015	2 of 3	$4.92	$5.44	$5.98	$4.23	0%
2016	1 of 3	$4.47	$5.25	$5.77	$4.23	0%

(1)
In accordance with the plan document, in 2016 the Committee modified the EPS targets for the performance shares granted in 2014 and 2015 to exclude the nuclear power construction business sold in 2015.

(2)
In accordance with the plan document and the terms of each award, actual performance achieved excludes a non-cash goodwill impairment charge of $6.35 per diluted share and a charge of $0.93 per diluted share associated with a reserve for the deferred transaction consideration relating to the 2015 sale of the Company’s nuclear operations.

Year of Grant	Award Tranche	Annual TSR Performance Targets (CB&I TSR Relative to FLM Index)			Actual Performance Achieved	Percentage of Target Shares Earned and Vested
		Threshold	Target	Maximum
2016	1 of 3	80% of Index Return	100% of Index Return	120% of Index Return	< 80% of Index Return	0%
OTHER PRACTICES, POLICIES AND GUIDELINES
Stock Ownership Guidelines
We maintain stock ownership guidelines for our executive officers requiring that they hold certain amounts of our stock. They are:

Title	Multiple of Base Salary
CEO	5.0x
Chief Operating Officer	3.0x
Executive Vice President	3.0x
Vice President	1.0x
Based on industry practice, we allow a five-year period for our executives to meet the stock ownership targets from the date of appointment to the executive position, with periodic progress reporting to the Committee. As of December 31, 2016, all of the NEOs met our stock ownership guidelines. The following count toward stock ownership: stock purchased in the open market; stock acquired through stock option exercise; restricted stock units acquired through vesting; unvested restricted stock units; performance shares acquired through vesting; performance shares granted and unvested at target; stock held in the CB&I 401(k) program; and stock held in the employee stock purchase plan.

Clawback Policy
If there is a restatement of the Company's financial statements due to misconduct or fraud, we have a formal policy to recover, at the direction of the Committee in its sole discretion, all or any part of incentive payments (or, in the case of a stock award, the value realized by sale of the stock) that exceeds the amount that would have been paid to an individual based on the Company's restated financial statements.  For this purpose, misconduct or fraud includes any circumstance where the forfeiture of an award is required by law, and any other circumstance where the Committee determines in its sole discretion that an individual (i) personally and knowingly engaged in practices that materially contributed to material noncompliance with any financial reporting requirement, or (ii) had knowledge of such material noncompliance or the circumstances giving rise to such noncompliance and failed to take reasonable steps to bring it to the attention of the appropriate individuals within the Company. Requirements of law include Section 304 of the Sarbanes-Oxley Act, under which, if the Company's financials must be restated as a result of misconduct, then our CEO and CFO must repay incentive compensation, equity based compensation, and stock sale profits if received during the twelve-month period following the initial filing of the financial statements that required restatement.
Anti-Hedging Policy
Our insider trading and anti-hedging policy prohibits employees and directors from engaging in any short-term speculative trading in our stock, as well as hedging and other derivative transactions with respect to our stock.
Change of Control Severance Agreements
We have change of control severance agreements with our CEO and his executive officer direct reports. These agreements are intended to assure the retention and performance of executives if a change of control of the Company is pending or threatened. These agreements are designed to reduce the distraction of our executive officers that might otherwise arise from the personal uncertainties caused by a change of control, to encourage the executive's full attention and dedication to the Company, and to provide the executive with compensation and benefits following a change of control that are consistent with general industry best practices. We describe these agreements in detail beginning on page 30 of this Proxy Statement.
Benefits and Perquisites
In general, we cover executive officers under the benefit programs described below to provide them with the opportunity to save for retirement and to provide a safety net of protection against the loss of income or increase in expense that can result from termination of employment, illness, disability, or death. Apart from change of control arrangements, the benefits we offer to our executive officers are generally the same as those we offer to our salaried employees, with some variation based on industry practices.
Retirement Benefits
401(k) Plan. We offer eligible employees, including our executive officers, the ability to participate in a 401(k) plan, a broad based tax qualified defined contribution plan. Eligible employees may make pre-tax salary deferrals and Roth 401(k) after tax contributions under Section 401(k) of the Internal Revenue Code (the "Code"). A Company matching contribution up to 4% of a participating employee's considered earnings is offered. The potential of an additional discretionary Company contribution is also available to eligible employees who meet specific service criteria; no such discretionary Company contribution was made for 2016. Company contributions are allocated to participants' accounts according to the plan formulas. Participants can invest their accounts in any of a selection of investment funds, plus a Company stock fund for eligible employees.
Excess and Deferred Compensation Plans. The Code limits tax-advantaged benefits for highly compensated employees under the 401(k) Plan in several ways: nondiscrimination rules that restrict their deferrals and matching contributions based on the average deferrals and matching contributions of non-highly compensated employees; limits on the total dollar amount of additional contributions for any employee; limits on the total annual amount of elective deferrals; and a limit on the considered earnings used to determine benefits under the 401(k) Plan.
We maintain an excess benefit plan (the "Excess Plan") to provide retirement benefits for our senior managers (including our executive officers) on the same basis, in proportion to pay, as we provide retirement benefits to all our salaried employees generally. Therefore, we contribute to the Excess Plan the difference between the amount that would have been contributed by the Company to the participants' 401(k) Plan accounts but for the Code limitations, and the contributions the Company actually made to their 401(k) Plan accounts. We make contributions for the Excess Plan to a so-called rabbi trust, with an independent trustee. Earnings on these contributions are determined by participants' designation of investment funds from the same group of funds (other than the Company stock fund) that is available under the 401(k) Plan. Participants can invest their accounts in any of a selection of mutual funds offered under the Excess Plan.

We also maintain a deferred compensation plan (the "Deferred Compensation Plan"). This allows our senior managers (including our executive officers) to defer part of their salary and part or all of their cash incentive compensation. These deferrals are paid upon retirement or other termination of employment or other scheduled events as elected by the participant. These deferrals are also held in a rabbi trust. Earnings on these deferrals are determined by participants' designation of investment funds from the same group of funds (other than the Company stock fund) that is available under the 401(k) Plan and the Excess Plan.
We have not created any defined benefit, actuarial or supplemental executive retirement plans ("SERPs") for our executive officers or any other U.S. salaried employees. We do, however, sponsor one frozen plan due to a prior acquisition.
Employee Stock Purchase Plan. We maintain an employee stock purchase plan (the "Stock Purchase Plan") intended to qualify under Section 423 of the Code. The Company adopted the Stock Purchase Plan to give eligible employees the opportunity to buy Company stock in a tax-effective manner and thus help align their interests with those of our shareholders generally. Under the Stock Purchase Plan, employees, including executive officers, electing to participate are granted an option to purchase shares on a specified future date. The purchase price is 85% of the fair market value of such shares on the date of purchase. During specified periods preceding the purchase date, each participating employee can designate up to 8% of pay (up to a limit of $25,000 per calendar year) to be withheld and used to purchase as many shares as such funds allow at the discounted purchase price.
Other Benefits
Our executive officers receive other benefits that we provide to our salaried employees generally. These are:

•	Medical benefits, including post-retirement medical benefits for eligible employees who retire;

•	Group term life insurance; and

•	Short-term and long-term disability protection.
We also provide miscellaneous personal benefits to our senior managers (including our executive officers). These include:

•	Leased automobiles or automobile allowance, which facilitate travel on Company business;

•	Club dues, where the club enhances opportunities to meet and network with prospective customers and other business leaders;

•	Annual physical examinations, to promote good health;

•	Services to provide effective tax and financial planning; and

•	Travel and temporary housing expenses to those who have relocated in connection with their employment.
We authorize limited personal use of corporate aircraft for our CEO in order to minimize his time away from the office and protect his personal security. He is not required to reimburse us for such use, but is required to pay the associated income taxes. We do not reimburse or gross up any such taxes. Supervisory Board members and executive officers are allowed limited business use of the corporate aircraft per Company policy.
Termination of employment by "retirement" entitles our eligible employees, including our executive officers, to post-retirement vesting in certain incentive compensation and equity awards plus an extended time to exercise stock options, subject to the schedule set forth in the particular award and/or approval of the Committee. Termination of employment by "retirement" also entitles our eligible employees hired before January 1, 2011 to certain post-retirement medical benefits under our current retiree medical plan. Retirement does not entitle our employees to any additional pension or other actuarial plan benefits, such as SERPs, nor to additional contributions or vesting under a 401(k) Plan.
Tax, Accounting and Regulatory Considerations
We take tax, accounting and regulatory requirements into consideration in choosing the particular elements of our compensation and in the procedures we use to set and pay those elements. We want to pay compensation in the most tax-effective manner reasonably possible and therefore take tax considerations into account. As discussed above, our decision to provide restricted stock in the form of restricted stock units rather than restricted stock shares is based on the interplay between The Netherlands taxes and applicable tax credits.
We also consider the requirements of Sections 162(m) and 409A of the Code. Section 162(m) provides that payments of compensation in excess of $1,000,000 annually to a covered employee (the Chief Executive Officer and each of the three-highest paid executive officers other than the Chief Financial Officer) will not be deductible for purposes of U.S. corporate income taxes unless it is "performance-based" compensation and is paid pursuant to a plan and procedures meeting certain requirements of the Code. Our annual ICP and LTIP are designed in a form so that eligible performance-based payments under those plans can qualify as deductible performance-based compensation. As we want to promote, recognize and reward performance that increases shareholder value, we rely heavily on performance-based compensation programs, which will normally meet the requirements for "performance-based" compensation under Section 162(m). However, we pay compensation that does not satisfy the requirements of Section 162(m) where we believe that it is in the best overall interests of the Company.

Section 409A provides that deferred compensation (including certain forms of equity awards) is subject to additional income tax and interest, unless it is paid pursuant to a plan and procedures meeting certain requirements of the Code.
Report of the Organization and Compensation Committee of the Supervisory Board
We have reviewed and discussed with management the Compensation Discussion and Analysis for the year ended December 31, 2016. Based on that review and discussion, we recommended to the Supervisory Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
W. Craig Kissel (Chairman)
James R. Bolch
Deborah M. Fretz
Michael L. Underwood

EXECUTIVE OFFICER COMPENSATION TABLES
The following tables summarize the total compensation paid or earned by each of the named executive officers for the year ended December 31, 2016. We have not entered into any employment agreements with any of the named executive officers. The performance-based conditions and criteria for determining amounts payable with respect to our non-equity incentive compensation plan are described above on pages 20 to 21.
SUMMARY COMPENSATION TABLE

Name & Principal Position(a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards (1) ($) (e)	Non-Equity Incentive Plan Compensation ($) (g)	All Other Compensation (2) ($) (i)	Total ($) (j)
Philip K. Asherman,	2016	$1,304,000	$—	$9,931,830	$1,118,832	$726,226	$13,080,888
President and Chief	2015	$1,311,848	$—	$16,391,192	$1,892,772	$576,330	$20,172,142
Executive Officer	2014	$1,202,308	$—	$9,637,106	$2,688,000	$751,426	$14,278,840

Michael S. Taff,	2016	$684,577	$—	$2,767,385	$351,608	$100,852	$3,904,422
Executive Vice President and	2015	$491,693	$—	$5,819,569	$601,953	$35,669	$6,948,884
Chief Financial Officer

Patrick K. Mullen,	2016	$707,682	$—	$2,767,385	$411,840	$132,775	$4,019,682
Chief Operating Officer	2015	$676,769	$—	$3,162,366	$592,833	$117,988	$4,549,956
	2014	$613,461	$—	$1,708,844	$829,600	$90,947	$3,242,852

Luke V. Scorsone,	2016	$674,554	$—	$2,767,385	$346,460	$112,424	$3,900,823
Executive Vice President,	2015	$676,769	$—	$2,640,753	$592,833	$106,582	$4,016,937
Fabrication Services	2014	$650,000	$—	$3,601,951	$884,000	$186,408	$5,322,359

Edgar C. Ray	2016	$622,434	$—	$2,333,320	$319,691	$220,228	$3,495,673
Executive Vice President
Capital Services

(1)
The amounts in column (e) represent the aggregate grant date fair market value of equity awards under the LTIP, each computed in accordance with FASB ASC Topic 718, for the fiscal years ended December 31, 2016, 2015, and 2014 (where applicable). Assumptions for the calculation of amounts in column (e) are included in Note 14 to the Company's audited financial statements for the year ended December 31, 2016, filed with the SEC on March 1, 2017. For the current year, these awards are also reflected in the Grants of Plan-Based Awards Table on page 27. The performance share grants included in column (e) may vest between 0% and 200% depending on performance, as explained in note (2) to the Grants of Plan-Based Awards Table.

(2)
All other compensation reported for 2016 represents personal benefits, contributions by the Company to our 401(k) Plan and Excess Plan, whether vested or unvested, life insurance premiums for the benefit of the executive, and dividends on unvested equity compensation awards. The amount of contributions to the 401(k) Plan and Excess Plan, respectively, whether vested or unvested, contributed or currently expected to be contributed with respect to compensation earned in 2016 for each named executive officer are as follows: Philip K. Asherman, $10,600, $117,271; Michael S. Taff, $10,600, $40,861; Patrick K. Mullen, $10,600, $41,421 Luke V. Scorsone, $10,600, $40,095; and Edgar C. Ray, $10,600, $36,187.The amount of dividends on unvested equity compensation awards for Mr. Asherman was $30,877. Personal benefits consisted of Company leased vehicles or allowances for vehicles and vehicle maintenance, club membership fees, financial planning assistance, physicals for the executive and his or her spouse, relocation expenses, and personal air travel by our Chief Executive Officer, all of which are valued at the actual cost charged to or incremental cost borne by us. Personal benefits in excess of the greater of $25,000 or 10% of the total amount of personal benefits for such executive officer include: Mr. Asherman's personal use of corporate aircraft, which is reviewed and approved annually by the Supervisory Board, and authorized for security purposes and to minimize personal time away from the office, $496,126; and Mr. Ray's relocation expenses, $121,700. Mr. Asherman is a member of the Supervisory Board but receives no additional compensation for being a member of the Supervisory Board.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (i)	All Other Stock Awards: Number of Securities Underlying Options (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(4) ($) (l)
Name(a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Philip K.	2/18/2016	$—	$1,956,000	$3,912,000	101,240	202,479	404,958	88,816	—	$—	$9,931,830
Asherman

Michael S.	2/18/2016	$—	$614,700	$1,229,400	24,178	48,356	96,712	32,995	—	$—	$2,767,385
Taff

Patrick K.	2/18/2016	$—	$720,000	$1,440,000	24,178	48,356	96,712	32,995	—	$—	$2,767,385
Mullen

Luke V.	2/18/2016	$—	$605,700	$1,211,400	24,178	48,356	96,712	32,995	—	$—	$2,767,385
Scorsone

Edgar C.	2/18/2016	$—	$558,900	$1,117,800	20,386	40,771	81,542	27,820	—	$—	$2,333,320
Ray

(1)
Awards under the annual ICP establish threshold (minimum) performance targets, as explained on pages 20 and 21. Incentive compensation becomes payable only to the extent the thresholds are exceeded. The amount payable for target achievement is shown in column (d). The amount shown in column (e) is the maximum of 200% of such target amount. These amounts are based on the individual's current salary and position. The actual payments resulting from these awards for 2016 are shown in column (g) of the Summary Compensation Table.

(2)
The amounts shown in column (f) reflect the minimum stock awards of performance shares under our LTIP which is 50% of the target award shown in column (g). The amount shown in column (h) is 200% of such target award. Performance shares granted on February 18, 2016 vest 33 1/3% per year over three 1-year performance periods based on achievement of pre-established EPS targets, while the market performance-based awards granted on February 18, 2016 and included in this column, vest 33 1/3% per year based on the Company's TSR performance against the FLM Global Engineering & Construction Company Index. The grant date fair market value of these awards for 2016 is also included in column (e) of the Summary Compensation Table. The actual stock awards for 2016, based on 2016 performance for these awards plus performance stock awards granted in 2015 and 2014, are discussed on pages 21 and 22.

(3)
These awards are restricted stock units made under our LTIP. The awards granted on February 18, 2016 vest 25% per year over four years on the anniversaries of the grant date. If dividends are paid on shares, participants are paid as compensation at the same time and on the same basis as the underlying restricted stock vests at an amount equal to accumulated dividends. The grant date fair market value of these awards is also included in column (e) of the Summary Compensation Table.

(4)	The grant date fair market values of stock awards are computed in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2016

	Option Awards (1)				Stock Awards
Name(a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Philip K. Asherman	9,990		$30.510	2/21/2017	11,083	(2)	$351,885	28,376	(12)	$900,938
	9,136		$29.610	2/28/2017	17,774	(3)	$564,325	130,241	(13)	$4,135,152
	9,991		$45.310	2/21/2018	8,348	(4)	$265,049	108,728	(14)	$3,452,114
	4,356		$45.360	2/22/2018	43,414	(6)	$1,378,395	202,479	(16)	$6,428,708
	17,473		$47.000	2/27/2018	53,653	(7)	$1,703,483
	13,271		$9.280	12/5/2018	88,816	(11)	$2,819,908
	160,757		$8.190	2/20/2019
	9,991		$8.190	2/21/2019
	4,356		$8.190	2/22/2019
	9,991		$22.100	2/21/2020
	7,995		$22.280	2/22/2020
	4,356		$22.280	2/22/2020
	4,356		$33.630	2/22/2021
Michael S. Taff					17,136	(8)	$544,068	22,323	(15)	$708,755
					42,839	(9)	$1,360,138	48,356	(16)	$1,535,303
					7,500	(10)	$238,125
					32,995	(11)	$1,047,591
Patrick K. Mullen					2,054	(2)	$65,215	4,324	(12)	$137,287
					4,213	(3)	$133,763	22,658	(14)	$719,392
					17,393	(7)	$552,228	48,356	(16)	$1,535,303
					15,000	(10)	$476,250
					32,995	(11)	$1,047,591
Luke V. Scorsone		545	$33.630	2/22/2021	2,103	(2)	$66,770	4,054	(12)	$128,715
					3,950	(3)	$125,413	25,114	(14)	$797,370
					23,145	(5)	$734,854	48,356	(16)	$1,535,303
					19,278	(7)	$612,077
		`			32,995	(11)	$1,047,591
Edgar C. Ray					2,097	(2)	$66,580	3,649	(12)	$115,856
					3,555	(3)	$112,871	20,710	(14)	$657,543
					15,897	(7)	$504,730	40,771	(16)	$1,294,479
					27,820	(11)	$883,285

(1)
Options granted December 5, 2008 and expiring December 5, 2018, and options granted February 20, 2009 and expiring February 20, 2019, vested in two 50% installments on the first and second anniversaries of the respective grant date. All other options are "retention options" that vest on the seventh anniversary of the grant of the option, but may vest on the third anniversary of the grant if the holder has held continuously until such date shares awarded as performance shares or granted as restricted shares or units for which restrictions have lapsed.

(2)	Restricted stock awarded 2/21/13 is scheduled to vest ratably each year through 2/21/17.

(3)	Restricted stock awarded 2/20/14 is scheduled to vest ratably each year through 2/20/18.

(4)
Restricted stock awarded 2/20/14 is scheduled to vest ratably each year through 2/20/18. This stock was awarded as a bonus for 2013 and is reported for 2013 in column (d) of the Summary Compensation Table on page 26.

(5)	Restricted stock awarded 3/19/14 is scheduled to vest 100% on 3/19/17 if the individual is still in our employment on that date.

(6)
Restricted stock awarded 1/21/15 is scheduled to vest 100% on 12/31/18 if the individual is still employed by the Company on that date, unless there is a qualifying termination or a change in control prior to that date.

(7)	Restricted stock awarded 2/19/15 is scheduled to vest ratably each year through 2/19/19.

(8)	Restricted stock awarded 4/1/15 is scheduled to vest ratably each year through 4/1/19.

(9)	Restricted stock awarded 4/1/15 is scheduled to vest ratably each year through 4/1/19.

(10)	Restricted stock awarded 12/31/15 is scheduled to vest ratably each year through 12/31/19.

(11)	Restricted stock awarded 2/18/16 is scheduled to vest ratably each year through 2/18/20.

(12)	Performance shares awarded 2/20/14 are scheduled to vest over each of the three one-year performance periods, subject to satisfaction of performance criteria for the applicable year.

(13)	Market based performance shares awarded 1/21/15 are scheduled to vest 100% on 12/31/18 if the individual is still in our employment on that date.

(14)	Performance shares awarded 2/19/15 are scheduled to vest over each of the three one-year performance periods, subject to satisfaction of performance criteria for the applicable year.

(15)	Performance shares awarded 4/1/15 are scheduled to vest over each of the three one-year performance periods, subject to satisfaction of performance criteria for the applicable year.

(16)	Performance shares awarded 2/18/16 are scheduled to vest over each of the three one-year performance periods, subject to satisfaction of performance criteria for the applicable year.
OPTION EXERCISES AND STOCK VESTED
The following table includes information with respect to restricted stock and performance share vesting, and options exercised, by the named executive officers in 2016.

	Option Awards		Stock Awards
Name(a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting ($) (e)
Philip K. Asherman	—	$—	54,457	(1)	$1,806,239
			15,238	(2)	$548,568
Michael S. Taff	—	$—	22,490	(1)	$795,817
			—	(2)	$—
Patrick K. Mullen	—	$—	15,697	(1)	$513,735
			2,322	(2)	$83,592
Luke V. Scorsone	—	$—	12,574	(1)	$417,022
			2,177	(2)	$78,372
Edgar C. Ray	—	$—	10,830	(1)	$359,208
			1,960	(2)	$70,560

(1)	Restricted stock vesting in 2016.

(2)	Performance shares earned in 2016.

NONQUALIFIED DEFERRED COMPENSATION
We adopted the Excess Plan to provide retirement benefits for our eligible employees (including executive officers) on the same basis, in proportion to pay, as we provide retirement benefits to all our salaried employees generally. We contribute to the Excess Plan the difference between the amount that would have been contributed by the Company to participants' 401(k) Plan accounts but for the Code limitations, and the contributions actually made to participants' 401(k) Plan accounts. Contributions to the Excess Plan are paid into a rabbi trust, with an independent trustee. Earnings on these contributions are determined by participants' designation of investment funds from the same group (other than the Company stock fund) that is available under the 401(k) Plan. Executives can change the election of investments at any time without restriction. At the time an executive becomes a participant, he or she elects whether distribution will occur on a designated date, or upon termination of employment or a designated date thereafter. Executives are not permitted to make contributions to the Excess Plan.
We also adopted the Deferred Compensation Plan. Contributions to the Deferred Compensation Plan are paid into a rabbi trust. Earnings on these contributions are determined by participants' designation of investment funds from the same group (other than the Company stock fund) that is available under the 401(k) Plan and the Excess Plan. Executives make contributions to the Deferred Compensation Plan at the time they are paid compensation. Executives can change the election of investments at any time without restriction.
The following table summarizes certain nonqualified deferred compensation contributions made or currently planned to be made for 2016 pursuant to our Excess Plan. No named executive officers contributed to the Deferred Compensation Plan in 2016.

Name(a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings In Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Philip K. Asherman	$—	$117,271	$2,735	$—	$1,909,139
Michael S. Taff	$—	$40,861	$—	$—	$—
Patrick K. Mullen	$—	$41,421	$19,258	$—	$271,061
Luke V. Scorsone	$—	$40,095	$604	$—	$425,010
Edgar C. Ray	$—	$36,187	$3,433	$—	$399,734
All amounts reported as contributions have been reported as compensation to the named executive officer in the Summary Compensation Table for the last completed fiscal year. Amounts in the "Aggregate Balance" column that represent past contributions have been reported in the Summary Compensation Tables of our proxy statements in prior years. No amounts reported as earnings have been reported as compensation to the named executive officer.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
Vesting or Payment of Benefits, Absent a Change of Control
Annual ICP.    Compensation under the annual ICP may be payable in part on certain terminations of employment. Generally, no incentive compensation is paid if employment terminates before the last day of the incentive compensation year. However, pro-rata annual incentive compensation, based on the time the executive officer is actually employed during the incentive compensation year, may be payable if termination of employment occurs by retirement, death or disability. "Retirement" for this purpose is a termination of employment after age 65, or after 30 years of service, or after age 55 with 10 years of service.
LTIP.    Generally awards under the LTIP are forfeited if employment terminates before the vesting date provided in the applicable award agreement. However, the award agreements provide that upon termination of employment for death, retirement, disability or dismissal for the convenience of the Company (other than an involuntary termination of employment for willful misconduct or gross negligence, as it may be determined by the Organization and Compensation Committee) any unvested options will continue to vest and be exercisable for a period of up to five years after the date of termination or ten years after the date of grant, whichever is earlier, and any unvested restricted stock awards will immediately vest. In order to encourage a long-term decision making perspective for senior management approaching retirement, performance shares provide that if termination is a result of death, disability or retirement, any performance shares that would vest for performance in any of the following years will also vest if performance metrics are met for the respective year. If the termination is a dismissal for the convenience of the Company, performance shares that would vest related to the year of termination will vest if performance metrics are met for that year, but performance shares that relate to any later year are forfeited regardless of performance. If the retirement, death, disability or dismissal for the convenience of the Company of an executive officer occurred on the last business day of 2016, the number of options and shares of restricted stock that would continue to vest would be the same as the number of unexercisable options and the number of shares that have not vested shown in columns (c) and (g) and (h) (as applicable) of the Outstanding Equity Awards at Fiscal Year-End Table above.
Nonqualified Deferred Compensation Plan.    To the extent elected by the executive, vested nonqualified deferred compensation would be payable upon any termination of employment up to the vested amount of the aggregate account balance as shown in column (f) of the Nonqualified Deferred Compensation Table above.
Broad-Based Benefit Arrangements.    The Company also provides death and disability benefits, 401(k) plan benefits, and medical benefits under broad-based plans that do not discriminate in scope, terms or operation in favor of its executive officers and that are available generally to all eligible U.S. salaried employees. Prior to January 1, 2009, termination of employment by retirement as defined in the applicable plan entitled our employees (including our named executive officers) to post-retirement medical benefits. Effective January 1, 2009, for employees (including executive officers) hired on or after that date but before January 1, 2011, we revised our retiree medical plan to eliminate post-retirement medical benefits after age 65. Effective January 1, 2011, for employees (including executive officers) hired on or after that date, no post-retirement medical benefits (pre-65 or post-65) are provided.
Change of Control and Severance Benefits for Named Executive Officers
Severance Benefits.    We have no general severance benefit plans covering named executive officers. Depending on the circumstances we may enter into specific separation agreements with executive officers (or others) who leave the Company.
Change of Control Agreements.    As of December 31, 2016, we had change of control severance agreements ("Agreements") with our Chief Executive Officer and all of his executive officer direct reports. These Agreements are substantially identical except that there is no tax gross-up for Agreements executed after May 2008 (See Special Payments Relating to a Change of Control). These Agreements are intended to assure the retention and performance of executives if a "change of control" of the Company is pending or threatened, to reduce the distraction of our executives that might otherwise arise from the personal uncertainties caused by a change of control, to encourage the executive's full attention and dedication to the Company and to provide the executive with compensation and benefits following a change of control that are competitive with those of similarly situated corporations.
Each Agreement provides for acceleration and payment of certain previously awarded benefits upon a change of control of the Company and certain additional benefits upon the executive's termination of employment by the Company without "cause," or by the executive with "good reason," within a three-year period following the change of control. This period is set at three years to avoid giving the post-change Company a financial incentive to avoid severance obligations by keeping the executive employed in an unproductive capacity until his or her entitlement to those benefits expires. The Agreements also address termination within that period by the Company for cause, by the executive other than for good reason, or upon death or disability.
Under the Agreements, "change of control" generally is defined as the acquisition by any person or group of 25% or more of the beneficial interest in the equity of the Company; failure of the current Supervisory Board (and members nominated by at least 75% of the then-current Supervisory Board members) to comprise at least 50% of the Supervisory Board; Supervisory Board or shareholder approval of a merger or reorganization or consolidation resulting in less than 75% continuing ownership by the pre-merger shareholders; or Supervisory Board or shareholder approval of any transaction as a result of which the Company does not own at least 75% of Chicago Bridge & Iron Company ("Chicago Bridge"), or Chicago Bridge does not own at least 75% of its subsidiary, Chicago Bridge & Iron Company (Delaware). The Agreements use a 25% threshold to define a change of control because the stock ownership of the Company is fairly widely distributed, and a single person (or group) owning 25% of the stock can exercise in practice a disproportionate control over its management and policies.
Accelerated Vesting and Payment of Deferred Benefits Upon a Change of Control.    The Agreements do not provide "single trigger" benefits payable solely by reason of a change of control. However, they do provide for accelerated vesting and payment of certain previously awarded benefits. These are minimum pro-rata target incentive compensation, vesting in options, restricted shares and performance shares, and (if the change of control also meets the conditions of Section 409A of the Code for accelerated payment of deferred compensation), vesting and an immediate lump sum cash payment of all deferred compensation and of the value of all performance shares assuming achievement of target performance goals. The provisions for accelerated vesting and payment of deferred benefits are intended to avoid the risk of potential non-payment by the post-change Company, and to reflect that, depending on the post-change circumstances of the Company, it may be difficult, impossible or meaningless to apply pre-change targets for performance-based compensation. The applicable amounts of these benefits and the other benefits described here are shown in the tables below for each current named executive officer.

Benefits Payable or Provided upon a Change of Control and Termination Without Cause or For Good Reason.    The Agreements do not provide "modified single trigger" benefits that would allow an executive to leave for any reason and still receive the change-of-control severance benefit package. However, the Agreements provide "double trigger" benefits upon termination of employment by the Company without cause or by the executive for good reason during the three-year period following a change of control. In those events, the executive will be entitled to a lump sum payment of three times the sum of his or her annual minimum base salary plus minimum annual incentive compensation (which is at least equal to target incentive compensation). The factor of three is intended to cover the period that it might take a senior executive to find comparable employment. In addition, the promise of change of control severance benefits in these events is intended generally to supply adequate and sufficient consideration for the executive's non-competition obligations described below. The executive will also be entitled to a payment of pro-rata minimum incentive compensation for the year of termination, payment of deferred compensation (to the extent not paid upon the change of control), continuation for him or her and his or her dependents of medical and other benefits for a three-year period after termination of employment, payment of the amount (if any) of 401(k) Plan benefits forfeited upon termination of employment and to receive Company-provided outplacement services. Benefit continuation for a three-year period is intended to cover the period that it might take a senior executive to find employment providing comparable benefits and to cushion the executive and his or her family against the possibility that no subsequent employment would provide comparable benefits. The executive has no duty to mitigate these benefits by seeking subsequent employment and they are not reduced for compensation or benefits in subsequent employment. The executive (as well as dependents if applicable) who joined the Company before January 1, 2011 is further entitled to certain post-termination medical coverage beginning at the later of age 50 or expiration of the three-year period after termination of employment, at active employee rates until age 65 and at retiree rates after age 65. These medical coverage benefits are secondary to any benefits the executive may receive through subsequent employment.

For purposes of these Agreements, "cause" includes conviction of a felony or of a crime involving moral turpitude, or willful misconduct or breach of the agreement that results in material financial detriment to the Company, but cause does not include negligence, actions taken in good faith, actions indemnifiable by the Company, or known to the Company for more than a year before the purported termination. The executive is entitled to certain procedural protections before the Company can terminate employment for "cause." "Good reason" for resignation generally includes any adverse changes in the executive's duties, title, reporting requirements or responsibilities; failure by the Company to provide the compensation, incentive compensation, work location, plan and other payments, benefits and perquisites called for by the Agreement, other breach of the Agreement by the Company or adverse change in the terms and conditions of the executive's employment, initiating a termination for cause without completing the termination within 90 days in compliance with the Agreement, any other purported termination of executive's employment not contemplated by the Agreement, or failure of a successor to assume and perform the Agreement.
Benefits Payable or Provided upon Change of Control and Voluntary Termination, Death or Disability.    On voluntary termination by the executive without good reason during the three-year period following a change of control, the executive is entitled to payment of pro-rata minimum incentive compensation for the year of termination and payment of deferred compensation (to the extent not paid upon the change of control). On termination for disability or death during that three-year period, the executive (or his or her beneficiaries) is entitled to benefits under the Company's broad-based disability and death plans with no enhancement except that such benefits may not be reduced below the greatest benefit level in effect during the 90-day period preceding the change of control. Upon termination for cause during the three-year period the executive is entitled to payment of deferred compensation (to the extent not paid upon the change of control). Upon any termination of employment during that three-year period, the executive is entitled to salary and accrued vacation pay through the termination date and reimbursement of business expenses incurred prior to termination.
Special Payments Relating to a Change of Control.    The Agreements executed on or before May 2008 provide that the Company will pay an amount necessary to reimburse each employee, on an after tax basis, for any excise tax due under Section 4999 of the Code as a result of such payment being treated as a "parachute payment" under Section 280G of the Code. The Company continues to honor these Agreements for such executives, but all Agreements executed after May 2008 no longer include this reimbursement provision. Accordingly, such Agreements provide instead that the value of change-of-control benefits will be limited to an amount (generally, 299% of average compensation for the past five years) sufficient to avoid the excise tax, unless the net after tax-amount of the full benefits payable to the executive after taking the excise tax into account is at least 105% of such limited amount. Under all Agreements, the Company will also reimburse the executive's legal fees and related costs incurred to obtain benefits under the Agreements as long as the executive had a reasonable basis for the action or was acting in good faith. The Company must maintain a letter of credit and escrow in force to secure this obligation for legal fee reimbursement.
Applicable Restrictive Covenants.    In exchange for the above benefits, the Agreements impose certain obligations on the executive that apply during employment (before or after a change of control) and after any termination of employment, including terminations of employment before any change of control happens, and regardless of the reason for termination of employment. These are an obligation to maintain the confidentiality of Company confidential information, not to engage directly or indirectly in competition with the Company, and not to solicit employees, customers, vendors and suppliers away from the Company or otherwise interfere with the Company's customer, vendor and supplier relationships. A competitive business is defined to be any construction and engineering business specializing in the engineering and design, materials procurement, fabrication, erection, repair and modification of steel tanks and other steel plate structures and associated systems and any branch, office or operation thereof, which is a direct and material competitor of the Company wherever in the world the Company does business. The executive agrees that these covenants may be specifically enforced against him or her by injunction.
Tabular Disclosures of Potential Benefits Paid or Provided Upon Change of Control.    The following tables tally the benefits that would be paid or provided for each of the named executive officers. The tables assume that a change of control and a simultaneous without cause or good reason termination, a voluntary resignation without good reason, or a termination for cause, occurring on the last business day of 2016, applying the closing price of Company stock on that day (which was $31.75 per share). Benefits upon death or disability are omitted because they would be the same as under the Company's broad-based plans as discussed above. A voluntary resignation without good reason on that date by Messrs. Asherman, Mullen, Ray and Scorsone would qualify as a "retirement" entitling those officers to incentive compensation, equity vesting and eligibility for the Company's retiree medical benefit program, without regard to the change of control severance agreements. In addition, whether or not the termination is a retirement, Messrs. Asherman, Mullen, Ray, Scorsone, and Taff would be fully vested in their benefits under the 401(k) Plan and the Excess Plan.
The table assumes that upon a termination for cause, the Organization and Compensation Committee would exercise its discretion to reduce any incentive compensation otherwise payable to zero even if the executive would otherwise qualify for "retirement" under the annual ICP, and that no change of control benefits would be payable. Accordingly, benefits on termination for cause would consist only of unpaid salary through the date of termination and other accrued vested benefits. For this reason, benefits upon termination for cause are omitted from the tables. For purposes of the Section 4999 gross-up, the applicability or not of the excise tax in the table is based on the assumptions of an excise tax rate of 20%, a marginal federal income tax rate of 39.6%, a 2.35% Medicare tax rate and state income tax rate applicable to the named executive officer, and the assumptions that no amounts will be attributed to reasonable compensation before or after the change of control and that no value will be attributed to the executive's non-competition covenant. The value of health plan benefits is based upon and assumes that the executive will continue paying applicable employee (or retiree) premiums for coverage for the maximum period permitted by the Agreement. The table also assumes that the executive will not incur legal fees or related costs in enforcing the Agreement.

Benefits on Change of Control and Simultaneous Voluntary Termination
Name	Incentive Compensation	Restricted Stock	Performance Shares	Deferred Compensation	Severance Payment	Out-Placement	Benefit Plan Continuation
Philip K. Asherman	$1,118,832	$7,083,020	$13,538,528	$1,909,139	$—	$—	$38,111
Michael S. Taff	$—	$—	$—	$—	$—	$—	$—
Patrick K. Mullen	$411,840	$2,275,015	$2,391,982	$271,061	$—	$—	$60,208
Luke V. Scorsone	$346,460	$2,586,665	$2,461,355	$425,010	$—	$—	$43,208
Edgar C. Ray	$319,691	$1,567,442	$2,067,878	$399,734	$—	$—	$39,687

Benefits on Change of Control and Simultaneous Discharge Without Cause or Termination for Good Reason
Name	Incentive Compensation	Restricted Stock	Performance Shares	Deferred Compensation	Severance Payment	Out-Placement	Benefit Plan Continuation
Philip K. Asherman	$1,118,832	$7,083,020	$13,538,528	$1,909,139	$7,268,496	$260,800	$132,744
Michael S. Taff	$351,608	$3,189,883	$2,244,048	$—	$3,165,294	$140,698	$62,746
Patrick K. Mullen	$411,840	$2,275,015	$2,391,982	$271,061	$3,635,520	$160,000	$242,961
Luke V. Scorsone	$346,460	$2,586,665	$2,461,355	$425,010	$3,118,950	$138,638	$101,327
Edgar C. Ray	$319,691	$1,567,442	$2,067,878	$399,734	$2,877,963	$127,926	$206,366

DIRECTOR COMPENSATION

Name (1) (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards (2) ($) (c)	Option Awards (3) ($) (d)	All Other Compensation (4) ($) (g)	Total ($) (h)
L. Richard Flury (5)	$280,000	$175,017	—	$24,357	$479,374
James R. Bolch (6)	$110,000	$175,017	—	$4,037	$289,054
Deborah M. Fretz (7)	$110,000	$175,017	—	$8,561	$293,578
W. Craig Kissel (8)	$130,000	$175,017	—	$2,965	$307,982
James H. Miller	$110,000	$175,017	—	$1,136	$286,153
Larry D. McVay (9)	$120,000	$175,017	—	$3,387	$298,404
Michael L. Underwood	$130,000	$175,017	—	$1,136	$306,153
Marsha C. Williams	$120,000	$175,017	—	$1,136	$296,153

(1)
Philip K. Asherman, President and Chief Executive Officer, is not included in this table as he is our employee and receives no compensation for his services as a member of the Supervisory Board. The compensation received by Mr. Asherman as our employee is shown in the Summary Compensation Table on page 26.

(2)
Reflects the grant date fair market value computed in accordance with FASB ASC Topic 718. The number of stock awards outstanding at the end of the last completed year for each member of the Supervisory Board was 4,584. The stock awards were granted in May 2016.

(3)	No outside members of the Supervisory Board have option awards outstanding.

(4)	All other compensation includes the 15% discount on shares purchased (described below), above market interest on deferred compensation, and dividends on stock awards, as applicable.

(5)
Mr. Flury is the non-executive Chairman of the Supervisory Board. Mr. Flury receives 50% of his fees earned in cash, and as described below defers until 2017 42% of fees in cash and 8% of fees to purchase Company stock.

(6)	Mr. Bolch receives 50% of his fees earned in cash, and as described below defers until one year after retirement 42% of fees converted to Company stock and 8% to purchase Company stock.

(7)	Ms. Fretz, as described below defers until retirement 92% of her fees earned in cash and 8% of fees to purchase Company stock.

(8)	Mr. Kissel receives 92% of his fees earned in cash and applies 8% of fees to purchase Company stock.

(9)	Mr. McVay receives 92% of his fees earned in cash, and as described below defers until retirement 8% of fees to purchase Company stock.
As approved at the 2014 annual meeting of shareholders, members of the Supervisory Board received in 2016 as compensation for their services as members of the Supervisory Board the following: (1) members of the Supervisory Board who are not employees received an annual retainer of $110,000, except for the non-executive Chairman of the Supervisory Board, who received an annual retainer of $275,000, and (2) each member of the Supervisory Board received an annual equity retainer in the amount of $175,000 paid in restricted stock, priced as of the close of the market on the day the grant was made and which will vest on the one year anniversary of the date of the grant. Committee chairmen also received an annual retainer as follows: Audit Committee Chairman, $20,000; Organization & Compensation Committee Chairman, $20,000; Nominating Committee Chairman, $10,000; Corporate Governance Committee Chairman, $10,000; and Strategic Initiatives Committee Chairman, $5,000.
Members of the Supervisory Board may elect to receive their compensation in common shares and may elect to defer their compensation in the form of cash or stock. Fees deferred in the form of cash are credited with interest at the rate of prime plus 1%, updated quarterly based on the prime rate for the first business day of each calendar quarter as published in the Wall Street Journal. For fees deferred in the form of stock, the number of shares of our stock is determined by dividing the fees earned by the closing price per share of our stock on the NYSE on the first trading day preceding the respective Supervisory Board meeting and such shares earn dividends at the regular rate and are converted into additional shares based on the closing price per share of our stock on the NYSE on the dividend payment date. In addition, a member of the Supervisory Board may direct that up to 8% of his or her director's fees be applied to purchase shares at 85% of the closing price per share on the NYSE on the first trading day following the end of each calendar quarter. Shares are issued either at the time of purchase or at a specified future date. Members of the Supervisory Board who are full-time employees of the Company receive no compensation for serving as members of the Supervisory Board.
In 2005, we adopted stock ownership guidelines for our members of the Supervisory Board. The guidelines state that each member of the Supervisory Board owns shares in our stock equal to at least five times the annual retainer. There is a five-year period for members of the Supervisory Board to meet these stock ownership targets. All members of the Supervisory Board satisfy these stock ownership guidelines.

RISK ANALYSIS
The Committee has considered the Company's executive compensation structure to identify any design elements that might encourage excessive risk taking and, taking into account the comments of Pearl Meyer in their review requested by the Committee, does not believe the Company's compensation practices present risks that are reasonably likely to have a material adverse effect on the Company.
The Company's overall compensation philosophy, peer group selection process, and positioning are consistent with typical market practices. The mix of corporate and individual objectives to measure performance, coupled with the Committee's discretion to reduce any annual cash incentive awards otherwise determined by the corporate objectives, should mitigate excessive risk taking by tying payout to multiple elements. Further, the use of both performance shares and restricted stock to provide long-term incentives similarly mitigates the risk of any one vehicle creating undue incentive to take on excessive risk. The Company emphasizes EPS as a performance measure, which is consistent with shareholder value creation.
In addition, the Company has shareholding requirements for executive officers, and the Committee has established a clawback policy that allows it to recover both cash and equity-based compensation negatively affected by fraud or misconduct resulting in a material restatement of the Company's financial statements. The Committee will continue to monitor the Company's compensation structure from the point of view of not encouraging risks inconsistent with the interests of our shareholders.

ITEM 3	ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
At the Annual Meeting, you will be asked to vote on a non-binding, advisory resolution, commonly known as management "say-on-pay," to approve the compensation of the Company's named executive officers, as disclosed in the Executive Compensation Discussion and Analysis and related tables and narrative disclosure on pages 15 to 33 of this Proxy Statement. This advisory shareholder vote gives you the opportunity to endorse or not endorse the compensation we pay our named executive officers.
The Company and its Supervisory Board and Organization and Compensation Committee remain committed to the compensation philosophy, policies and objectives outlined under the heading "Executive Compensation Discussion and Analysis" in this Proxy Statement. We believe that our compensation policies and procedures are competitive, focused on pay for performance and strongly aligned with the long-term interests of our stockholders. They enable us to attract and retain talented executives who are critical to our business objectives of high growth and strong execution. We believe that our compensation philosophies, policies and objectives do not present or encourage excessive or unacceptable risks. As always, the Organization and Compensation Committee will continue to review all elements of the executive compensation program on a regular basis and external trends in compensation and take any steps it deems necessary to continue to fulfill the objectives of the program. Among other things:

•	We do not have employment agreements with our named executive officers. Each of them is employed "at will" and expected to provide exceptional personal performance to remain on the executive team;

•	We have significant stock ownership by our executives, reinforced by stock ownership guidelines, making their interests congruent with those of our shareholders;

•
We stress performance and at risk compensation by providing a significant portion of long-term incentives (70% for Mr. Asherman and 60% for his direct executive officer reports) in the form of performance shares, with the value dependent on meeting specified corporate performance targets, and not just the market price of the stock;

•
In 2016, 90% of the total target compensation of our Chief Executive Officer was incentive and stock based compensation, and on average was 82% for our other named executive officers. This strongly aligns executive rewards with annual, medium and long-term Company performance, including long-term stock price performance;

•	For annual cash incentive and long-term incentive compensation, our named executive officers participate in the same plans under the same formulas as senior management employees generally;

•	Both the Organization and Compensation Committee and its independent compensation consultant have reviewed our compensation programs to ensure they do not encourage excessive risk taking;

•
We do not have defined benefits, supplemental retirement benefits or actuarial retirement benefits for our named executive officers. Our named executive officers get the same plan benefits as our salaried employees generally; and

•
The Organization and Compensation Committee's independent compensation consultant does not perform any services for the Company other than those that support the Organization and Compensation Committee.

Shareholders are encouraged to carefully review the "Executive Compensation Discussion and Analysis" section of this Proxy Statement for a detailed discussion of the Company's executive compensation program.

Because your vote is advisory, it will not be binding upon the Company or the Supervisory Board. This means it will not overrule any decision by the Company or the Supervisory Board, create or change any fiduciary duties of the Company, the Supervisory Board, or its Organization and Compensation Committee, or create, reverse or nullify any legal obligation of the Company. However, the Organization and Compensation Committee will consider the outcome of the vote when reviewing and determining future executive compensation arrangements.
The affirmative vote of a majority of the votes cast at the Annual Meeting is required for the advisory (non-binding) approval of the proposal to approve the compensation of the Company's named executive officers, as disclosed in the Executive Compensation Discussion and Analysis and related tables and narrative disclosure.
As the Dodd-Frank Wall Street Reform and Consumer Protection Act requires that votes on the frequency of shareholder votes on executive compensation be held at least once every six years, we currently expect the next shareholder vote on frequency to occur at the Company's 2018 annual meeting.
OUR SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS AND RELATED TABLES AND NARRATIVE DISCLOSURE.

ITEM 4	ADOPTION OF DUTCH STATUTORY ANNUAL ACCOUNTS FOR 2016
At the Annual Meeting, you will be asked to authorize the preparation of our Dutch statutory annual accounts and annual report of our Management Board in the English language and to adopt our Dutch statutory annual accounts for the year ended December 31, 2016 (the "Annual Accounts"), as required under the Dutch Civil Code and our Articles of Association.
Our Annual Accounts are prepared in accordance with Dutch generally accepted accounting principles ("Dutch GAAP") and the Dutch Civil Code. The Annual Accounts contain certain disclosures, including those relating to employees and other matters, not required under generally accepted accounting principles in the United States ("U.S. GAAP"). Dutch GAAP generally requires us to amortize goodwill, which is not required under U.S. GAAP. In addition, the Management Report required by the Dutch Civil Code, similar to the Management's Discussion and Analysis of Results of Operations and Financial Condition included in the 2016 Annual Report to Shareholders ("Annual Report"), also contains information included in our Annual Report on Form 10-K and other information required by the Dutch Civil Code. A copy of the Annual Accounts can be accessed through our website, investors.cbi.com/corporate-governance, and may be obtained free of charge by request to our principal executive offices at Prinses Beatrixlaan 35, 2595 AK The Hague, The Netherlands, and at our administrative offices c/o CB&I, 2103 Research Forest Drive, The Woodlands, TX 77380-2624, Attn: Investor Relations.
The affirmative vote of a majority of the votes cast at the Annual Meeting is required to adopt our Annual Accounts and to authorize the preparation of our Dutch statutory annual accounts and annual report in the English language.
OUR SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF OUR ANNUAL ACCOUNTS AND THE AUTHORIZATION OF THE PREPARATION OF OUR DUTCH STATUTORY ANNUAL ACCOUNTS AND ANNUAL REPORT IN THE ENGLISH LANGUAGE.

ITEM 5	DISTRIBUTION TO SHAREHOLDERS
Our Articles of Association provide that the general meeting of shareholders may resolve to make distributions to shareholders. During 2016, we made four quarterly shareholder distributions in cash in anticipation of the final distribution for the year. These interim distributions were paid on March 31, June 30, September 30 and December 31, each at the rate of $0.07 per share, for an aggregate interim cash distribution of $0.28 per share.
We propose that no further distributions to shareholders be made in respect of the year 2016 and that the final shareholder distribution for 2016 shall equal the aggregate of the four interim distributions in cash amounting to $0.28 per share.
The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the final distribution to shareholders.
OUR SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE "FOR" THE PAYMENT OF THE FINAL DISTRIBUTION TO SHAREHOLDERS FOR 2016.

ITEM 6	DISCHARGE OF THE SOLE MEMBER OF OUR MANAGEMENT BOARD FROM LIABILITY
Under the Dutch Civil Code, at the Annual Meeting shareholders may discharge the members of the Management Board from liability in respect of the exercise of their management duties during the financial year concerned. During 2016, the sole member of the Management Board was Chicago Bridge & Iron Company B.V., our indirect wholly-owned subsidiary. The discharge is without prejudice to the provisions of the law of The Netherlands relating to liability upon bankruptcy and does not extend to matters not disclosed to shareholders.
It is proposed that the shareholders resolve to discharge the sole member of the Management Board from liability in respect of the exercise of its management duties during 2016.
The affirmative vote of a majority of the votes cast at the Annual Meeting is required to so discharge the Management Board.
OUR SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE "FOR" THE DISCHARGE OF THE SOLE MEMBER OF OUR MANAGEMENT BOARD FROM LIABILITY FOR 2016.

ITEM 7	DISCHARGE OF THE MEMBERS OF OUR SUPERVISORY BOARD FROM LIABILITY
Under the Dutch Civil Code, at the Annual Meeting shareholders may discharge the members of the Supervisory Board from liability in respect of the exercise of their supervisory duties during the financial year concerned. The discharge is without prejudice to the provisions of the law of The Netherlands relating to liability upon bankruptcy and does not extend to matters not disclosed to shareholders.
It is proposed that the shareholders resolve to discharge the members of the Supervisory Board from liability in respect of the exercise of their supervisory duties during 2016.
The affirmative vote of a majority of the votes cast at the Annual Meeting is required to so discharge the Supervisory Board.
OUR SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE "FOR" THE DISCHARGE OF THE MEMBERS OF OUR SUPERVISORY BOARD FROM LIABILITY FOR 2016.

ITEM 8	APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Supervisory Board has recommended that Ernst & Young LLP ("E&Y") be appointed as our independent registered public accounting firm for the year ending December 31, 2017. E&Y has acted as our independent registered public accounting firm since 2005. Representatives of E&Y are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and are expected to be available to respond to appropriate questions.
The affirmative vote of a majority of the votes cast at the Annual Meeting is required to appoint E&Y as our independent registered public accounting firm who will audit our accounts for the year ending December 31, 2017. If the appointment is not approved by affirmative vote or agreement on terms of engagement is not reached, the Supervisory Board in its discretion may appoint a qualified independent registered public accounting firm, based on what it determines to be in the best interest of the Company, to audit our accounts for the year 2017. No further meeting of shareholders will be held to approve such appointment.
OUR SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE "FOR" THE CONDITIONAL APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2017.

ITEM 9	EXTENSION OF AUTHORITY OF OUR MANAGEMENT BOARD TO REPURCHASE UP TO 10% OF OUR ISSUED SHARE CAPITAL UNTIL NOVEMBER 3, 2018
Under the Dutch Civil Code and our Articles of Association, the Management Board may, with the prior approval of the Supervisory Board, and subject to certain Dutch statutory provisions, be authorized to repurchase issued shares on our behalf in an amount, at prices and in the manner authorized by the general meeting of shareholders. Adoption of this proposal will allow us to have the flexibility to repurchase our shares without the expense of calling special shareholder meetings. Such authorization may not continue for more than 18 months, but may be given on a rolling basis. At the 2016 annual meeting, the Company's shareholders authorized the Management Board, acting with the approval of our Supervisory Board, to repurchase up to 10% of our issued share capital in open market purchases, through privately negotiated transactions or by means of self-tender offer or offers, at prices ranging up to 110% of the market price at the time of the transaction. The Company repurchased 5,521,753 shares during fiscal year 2016 under this authority. Such authority currently expires November 4, 2017.

The Management Board believes that we would benefit by extending the authority of the Management Board, acting with the approval of our Supervisory Board, to repurchase our shares. For example, to the extent the Management Board believes that our shares may be undervalued at the market levels at which they are then trading, repurchases of our share capital may offer us the possibility of strengthening the value of our shares. Such shares could be used for any valid corporate purpose, including use under our compensation plans, sale in connection with the exercise of outstanding options or for acquisitions, mergers or similar transactions. The reduction in our issued capital resulting from any such purchases will increase the proportionate interest of the remaining shareholders in our net worth and whatever future profits we may earn. However, the number of shares repurchased, if any, and the timing and manner of any repurchases would be determined by the Management Board, with the prior approval of the Supervisory Board, in light of prevailing market conditions, our available resources and other factors that cannot now be predicted. The number of shares held by us, or our subsidiaries, may generally never exceed 10% of the total number of our issued and outstanding shares.
In order to provide us with sufficient flexibility, the Management Board proposes that the general meeting of shareholders grant authority for the repurchase of up to 10% of our issued share capital on the open market, or through privately negotiated repurchases or in self-tender offers, at prices ranging up to 110% of the market price at the time of the transaction. Such authority would extend for 18 months from the date of the Annual Meeting until November 3, 2018.
The affirmative vote of a majority of the votes cast at the Annual Meeting is required to adopt the proposal to extend until November 3, 2018 authorization of the Management Board, acting with the approval of our Supervisory Board, to repurchase up to 10% of our issued share capital on the open market, or through privately negotiated repurchases or self-tender offers, at prices ranging up to 110% of the market price at the time of the transaction.
OUR SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO GRANT EXTENDED AUTHORITY TO OUR MANAGEMENT BOARD TO REPURCHASE SHARES.

ITEM 10	EXTENSION OF AUTHORITY OF OUR SUPERVISORY BOARD TO ISSUE SHARES, TO GRANT RIGHTS TO ACQUIRE SHARES AND TO LIMIT OR EXCLUDE PREEMPTIVE RIGHTS UNTIL MAY 3, 2022
At the Annual Meeting, you will be asked to grant a further extension of the designation of the Supervisory Board to issue shares and/or grant rights to acquire shares (including options to subscribe for shares), never to exceed the number of authorized but unissued shares, and to limit or exclude preemptive rights in respect of the issuance of shares or the grant of the right to acquire shares, for a five-year period from the date of the Annual Meeting until May 3, 2022. Under the laws of the Netherlands and our Articles of Association, shareholders have a pro-rata preemptive right to subscribe for any shares issued for cash unless such right is limited or excluded. Shareholders also have a pro-rata preemptive right to participate in any grant of the right to acquire shares for cash, other than certain grants under employee share plans. Shareholders have no preemptive right with respect to any shares issued for consideration other than cash or pursuant to certain employee share plans.
If designated for this purpose at the Annual Meeting, the Supervisory Board will have the power to issue and/or grant rights to acquire shares (including options to subscribe for shares), never to exceed the number of authorized but unissued shares, and to limit or exclude preemptive rights with respect to the issuance of shares or the grant of the right to acquire shares. Such a designation may be effective for up to five years and may be renewed on an annual rolling basis. At the 2016 annual meeting, the shareholders designated the Supervisory Board for a five-year period to issue shares and/or grant rights to acquire shares (including options to subscribe for shares) and to limit or exclude preemptive rights with respect to the issuance of shares or the grant of the right to acquire shares. This five-year period will expire on May 4, 2021.
If this proposal is approved by shareholders, the Supervisory Board will have the authority to issue shares at such price (but not less than par value), and upon such terms and conditions, as the Supervisory Board in its discretion deems appropriate, based on the Supervisory Board's determination of what is in the best interests of the Company at the time shares are issued or the right to acquire shares is granted. The Supervisory Board will also, if this proposal is approved by shareholders, have the authority to exclude pre-emptive rights with respect to any issuance of shares or grant of the right to acquire shares, in the event that the Supervisory Board in its discretion believes that exclusion of pre-emptive rights with respect to any issuance of shares, or grant of the right to acquire shares, is in the best interests of the Company.

We are asking for an extension of our Supervisory Board's current authority to issue the existing authorized capital. Our request is merely an administrative matter and is not a request for additional authorized share capital. The authority of the Supervisory Board to issue shares, in any event, would be subject to compliance with the applicable rules of the NYSE, including the condition that any issuance of greater than 20% of our stock would require additional and specific shareholder approval.

The affirmative vote of a majority of the votes cast at the Annual Meeting, or the affirmative vote of two-thirds of the votes cast if less than 50% of the issued capital of the Company is represented at the meeting, is required to extend the authorization of the Supervisory Board to issue and/or to grant rights to acquire shares (including options to subscribe for shares) and to limit or exclude preemptive rights for a five-year period from the date of the Annual Meeting until May 3, 2022.
OUR SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE "FOR" THE DESIGNATION OF OUR SUPERVISORY BOARD TO ISSUE AND/OR GRANT RIGHTS TO ACQUIRE SHARES (INCLUDING OPTIONS TO SUBSCRIBE FOR SHARES) AND TO LIMIT OR EXCLUDE PREEMPTIVE RIGHTS UNTIL MAY 3, 2022.

ITEM 11	DISCUSSION OF DIVIDEND POLICY
Under the Dutch Corporate Governance Code, we are required to provide shareholders with an opportunity at our Annual Meeting to discuss our dividend policy and any major changes in that policy. Shareholders will not be entitled to adopt a binding resolution determining our future dividend policy.
Pursuant to our Articles of Association, the Management Board, with the approval of the Supervisory Board, may determine that an amount shall be reserved out of our annual profits. The portion of our annual profits that remains after such reservation is at the disposal of the general meeting of shareholders. Out of our share premium reserve and other reserves available for shareholder distributions under the laws of The Netherlands, the general meeting of shareholders may declare distributions upon the proposal of the Management Board (after approval by the Supervisory Board). We may not make distributions to shareholders if the distribution would reduce shareholders' equity below the aggregate nominal value of our common shares outstanding, plus the reserves required to be maintained pursuant to the Dutch Civil Code or our Articles of Association. The Management Board, with the approval of the Supervisory Board, may in any year make one or more interim distributions in anticipation of the final distribution for that year.
We declared and paid in 2016 quarterly cash distributions on our common shares; however, there can be no assurance that any dividends or distributions will be declared or paid in the future. The payment of dividends or distributions in the future will be subject to the discretion of our shareholders (in the case of annual distributions to shareholders), our Management Board and our Supervisory Board. Our Management Board and Supervisory Board will periodically evaluate distributions to shareholders in the future based upon general business and economic conditions, legal and contractual restrictions regarding the payment of shareholder distributions, our results of operations and financial condition, our cash requirements and the availability of surplus, and other relevant factors. We will pay any cash dividends or distributions in U.S. dollars. Any cash dividends or distributions payable to holders of shares will be paid to Computershare as Transfer Agent.

SHAREHOLDER PROPOSALS

Any proposal of a shareholder intended to be presented at the 2018 annual meeting must be received at our principal executive offices no later than November 24, 2017 if the proposal is to be considered for inclusion in our proxy statement relating to such meeting, without prejudice to shareholders' rights to cause a general meeting of shareholders to be convened under article 34.2 of our Articles of Association and without prejudice to shareholders' rights under the Dutch Civil Code to cause certain items to be placed on the agenda for annual meetings.

By Order of the Supervisory Board of Directors

/s/ L. RICHARD FLURY
Non-Executive Chairman of the Supervisory Board of Directors

The Hague, The Netherlands
March 24, 2017

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 1, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

CHICAGO BRIDGE & IRON COMPANY N.V. C/O CB&I 2103 RESEARCH FOREST DRIVE THE WOODLANDS, TX 77380
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VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxy cards that are mailed must be received by Broadridge no later than 11:59 P.M. Eastern Time on May 1, 2017.

To VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
CHICAGO BRIDGE & IRON COMPANY N.V.
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

	To Vote For or Withhold vote for the election of the following nominees:	For	Withhold	For Other Nominee		For	Against	Abstain
1.	1a) Forbes I.J. Alexander	☐	☐	☐	3.	☐	☐	☐
2.	2a) James R. Bolch	☐	☐	☐	4.	☐	☐	☐
	2b) Larry D. McVay	☐	☐	☐	5.	☐	☐	☐
	2c) Marsha C. Williams	☐	☐	☐	6.	☐	☐	☐
					7.	☐	☐	☐
					8.	☐	☐	☐
					9.	☐	☐	☐
					10.	☐	☐	☐

1.	To elect one member of our Supervisory Board to serve until the Annual Meeting of Shareholders in 2019;
Nominees: First Position 1a) Forbes I.J. Alexander OR 1b) Westley S. Stockton

2.	To elect three members of our Supervisor Board to serve until the Annual Meeting of Shareholders in 2020;
First Position 2a) James R. Bolch OR 2d) Luciano Reyes Second Position 2b) Larry D. McVay OR 2e) Travis L. Stricker Third Position 2c) Marsha C. Williams OR 2f) John R. Albanese, Jr.

3.	To approve, by non-binding vote, the compensation of the Company's named executive officers;

4.
To authorize the preparation of our Dutch statutory annual accounts and the annual report of our Management Board in the English language, to discuss our annual report of the Management Board for the year ended December 31, 2016, and to adopt our Dutch statutory annual accounts for the year ended December 31, 2016;

5.
To approve the final distribution to shareholders for the year ended December 31, 2016, in an amount of $0.28 per share, which has previously been paid out to shareholders in the form of interim distributions;

6.	To discharge the sole member of our Management Board from liability in respect of the exercise of its duties during the year ended December 31, 2016;

7.	To discharge the members of our Supervisory Board from liability in respect of the exercise of their duties during the year ended December 31, 2016;

8.	To appoint Ernst & Young LLP as our independent registered public accounting firm, who will audit our accounts for the year ending December 31, 2017;

9.
To approve the extension of the authority of our Management Board, acting with the approval of our Supervisory Board, to repurchase up to 10% of our issued share capital until November 3, 2018, on the open market, through privately negotiated transactions or in one or more-self tender offers for a price per share not less than the nominal value of a share and not higher than 110% of the most recent available (as of the time of repurchase) price of a share on any securities exchange where our shares are traded; and

10.
To approve the extension of the authority of our Supervisory Board to issue shares and/or grant rights to acquire our shares (including options to subscribe for shares), never to exceed the number of authorized but unissued shares, and to limit or exclude the preemptive rights of shareholders with respect to the issuance of shares and/or the grant of the rights to acquire shares, until May 3, 2022.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature [PLEASE SIGN WITHIN BOX]			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders: You can view the Notice and Proxy Statement and Annual Report With Form 10-K for Chicago Bridge & Iron Company N.V. on the Internet at www.proxyvote.com and www.cbi.com.

CHICAGO BRIDGE & IRON COMPANY N.V.
This Proxy is Solicited by the Supervisory Board of the Company

Proxy For Annual General Meeting of Shareholders
(Must be presented at the meeting or received prior to 11:59 P.M. Eastern Time on May 1, 2017)

The undersigned holder of the ordinary shares, par value EUR 0.01 per share ("Shares") of Chicago Bridge & Iron Company N.V., hereby appoints each of Kirsten B. David, Executive Vice President and Chief Legal Officer, and Walter G. Browning, Deputy General Counsel, and Secretary, as proxies, and each of them acting singly, of the undersigned with full power of substitution to attend and address the Annual General Meeting of Shareholders of Chicago Bridge & Iron Company N.V. to be held in Amsterdam, The Netherlands on May 3, 2017, and in general, to exercise all rights the undersigned could exercise in respect of such Shares if personally present thereat in their discretion upon all matters that may properly come before such Meeting and every adjournment thereof, and instructs such proxy to endeavor, in so far as practicable, to vote or cause to be voted on a poll (if a poll shall be taken) the Shares of Chicago Bridge & Iron Company N.V. as of the close of business on March 9, 2017, at such Meeting in respect of the resolutions specified on the reverse side hereof. This proxy is governed by Dutch law.

Please direct your proxy how to vote by placing an "x" in the appropriate box opposite the resolutions, which have all been proposed by the Company, specified on the reverse side hereof. This proxy, when properly executed and timely received, will be voted in the manner directed herein. If no instructions are given on this Proxy Card, then the shares will be voted FOR the election of Messrs. Alexander, Bolch, and McVay, and Ms. Williams as directors and FOR Items 3 through 10.

The Proxy Card must be signed by the person in whose name the relevant shares are registered on the books of the Transfer Agent. In the case of a Corporation or Partnership, the Proxy Card must be executed by a duly authorized officer or attorney. When shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Complete, Sign, Date and Promptly Return this Proxy Card Using the Enclosed Envelope.